UNITED STATES SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

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TEREX CORPORATION

(Name of Registrant as Specified in Its Charter)

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TEREX CORPORATION

500 Post Road East, Westport, Connecticut 06880

                NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON MAY 31, 2006

The Annual Meeting of Stockholders of Terex Corporation (“Terex” or the “Company”) will be held at the corporate offices of Terex Corporation, 500 Post Road East, Westport, Connecticut, on Wednesday, May 31, 2006, at 10:00 a.m., local time, for the following purposes:

1.	To elect nine (9) directors to hold office for one year or until their successors are duly elected and qualified.
2.	To ratify the selection of PricewaterhouseCoopers LLP as independent accountants of the Company for 2006.
3.	To consider a stockholder proposal requesting that the Company issue annual sustainability reports.
4.	To transact such other business as may properly come before the meeting or any adjournment or postponement thereof.

The foregoing items of business are described more fully in the Proxy Statement accompanying this Notice.

The Board of Directors of the Company has fixed the close of business on April 21, 2006 as the record date for determining the stockholders entitled to notice of, and to vote at, the Annual Meeting.

EVERY STOCKHOLDER’S VOTE IS IMPORTANT. While all stockholders are invited to attend the Annual Meeting, we urge you to vote whether or not you will be present at the Annual Meeting. You may vote by telephone, via the Internet or by completing, dating and signing the accompanying proxy card and returning it in the envelope provided. No postage is required if the proxy card is mailed in the United States. You may withdraw your proxy or change your vote at any time before your proxy is voted, either by voting in person at the Annual Meeting, by proxy, by telephone or via the Internet. Please vote promptly in order to avoid the additional expense of further solicitation.

By order of the Board of Directors,
Eric I Cohen Secretary

May 16, 2006

Westport, Connecticut

TEREX CORPORATION

500 Post Road East

Westport, Connecticut 06880

Proxy Statement for the

Annual Meeting of Stockholders

to be held on May 31, 2006

This Proxy Statement is furnished to stockholders of Terex Corporation (“Terex” or the “Company”) in connection with the solicitation of proxies by and on behalf of the Company’s Board of Directors (the “Board”) for use at the Annual Meeting of Stockholders of the Company to be held at 10:00 a.m. on May 31, 2006, at the corporate offices of Terex Corporation, 500 Post Road East, Westport, Connecticut, and at any adjournments or postponements thereof (collectively, the “Meeting”), for the purposes set forth in the accompanying Notice of Annual Meeting of Stockholders (the “Notice”).

The Notice and proxy card (the “Proxy”) accompany this Proxy Statement. This Proxy Statement and the accompanying Notice, Proxy and related materials are being mailed on or about May 18, 2006 to each stockholder entitled to vote at the Meeting. As of April 21, 2006, the record date for determining the stockholders entitled to notice of, and to vote at, the Meeting, the Company had outstanding 50,211,358 shares of common stock, $.01 par value per share (the “Common Stock”).

Proxies that are properly executed, returned to the Company and not revoked will be voted in accordance with the specifications made. Where no specifications are given, such Proxies will be voted as the management of the Company may propose. If any matter not described in this Proxy Statement is properly presented for action at the Meeting, the persons named in the enclosed form of Proxy will have discretionary authority to vote according to their best judgment.

Each share of Common Stock is entitled to one vote per share for each matter to be voted on at the Meeting. The affirmative vote of a majority of the shares of Common Stock present in person or represented by proxy is required for the approval of any matters voted upon at the Meeting, other than the election of directors. The election of directors will require the affirmative vote of a plurality of the shares of Common Stock present in person or represented by proxy. A quorum of stockholders is constituted by the presence, in person or by proxy, of holders of record of Common Stock representing a majority of the aggregate number of votes entitled to be cast. Abstentions will be considered present for purposes of determining the presence of a quorum while broker non-votes are not considered present for determining the presence of a quorum. With respect to the election of directors, abstentions and broker non-votes will not be considered in determining whether nominees have received the vote of a plurality. With respect to the other matters to be voted upon at the Meeting, abstentions will have the effect of a negative vote and broker non-votes will have no effect on the outcome of the vote.

Proxy solicitations will be made primarily by mail, but solicitations may also be made by telephone, via the Internet or by personal interviews conducted by officers or employees of the Company. All costs of solicitations, including (a) printing and mailing of this Proxy Statement and accompanying material, (b) the reimbursement of brokerage firms and others for their expenses in forwarding solicitation material to the beneficial owners of the Company’s stock, and (c) supplementary solicitations to submit Proxies, if any, will be borne by the Company.

Any stockholder giving a Proxy has the right to attend the Meeting to vote his or her shares of Common Stock in person (thereby revoking any prior Proxy). Any stockholder also has the right to revoke the Proxy at any time by executing a later-dated Proxy, by telephone or via the Internet or by written revocation received by the Secretary of the Company prior to the time the Proxy is voted. All properly executed and unrevoked Proxies delivered pursuant to this solicitation, if received at or prior to the Meeting, will be voted at the Meeting.

In order that your shares of Common Stock may be represented at the Meeting, you are requested to select one of the following methods:

Voting by Mail
•	indicate your instructions on the Proxy;
•	date and sign the Proxy;
•	mail the Proxy promptly in the enclosed envelope; and
•	allow sufficient time for the Proxy to be received by the Company prior to the Meeting.

Voting by Telephone

•	use the toll-free number provided in the Proxy; and
•	follow the specific instructions provided.

Voting via the Internet

•	log onto the Company's voting website (www.proxyvote.com) provided in the Proxy; and
•	follow the specific instructions provided.

NO PERSON IS AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION OTHER THAN THOSE CONTAINED IN THIS PROXY STATEMENT, AND, IF GIVEN OR MADE, SUCH INFORMATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED. THE DELIVERY OF THIS PROXY STATEMENT SHALL, UNDER NO CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY SINCE THE DATE OF THIS PROXY STATEMENT.

PROPOSAL 1: ELECTION OF DIRECTORS

At the Meeting, nine directors of the Company are to be elected to hold office until the Company’s next Annual Meeting of Stockholders or until their respective successors are duly elected and qualified. Directors shall be elected by a plurality of the votes of shares of Common Stock represented at the Meeting in person or by proxy. Unless marked to the contrary, the Proxies received by the Company will be voted FOR the election of the nine nominees listed below, all of whom are presently members of the Board. Each nominee has consented to being named in this Proxy Statement and to serve as a director if elected. However, should any of the nominees for director decline or become unable to accept nomination if elected, it is intended that the Board will vote for the election of such other person as director as it shall designate. The Company has no reason to believe that any nominee will decline or be unable to serve if elected.

The information set forth below has been furnished to the Company by the nominees and sets forth for each nominee, as of April 1, 2006, such nominee’s name, business experience for at least the past five years, other directorships held and age. There is no family relationship between any nominee and any other nominee or executive officer of the Company. For information regarding the beneficial ownership of the Common Stock by the current directors of the Company, see “Security Ownership of Management and Certain Beneficial Owners.”

The Governance and Nominating Committee of the Board has nominated each of the following nominees based on various criteria, including, among others, a desire to maintain a balanced experience and knowledge base within the Board, the nominees’ personal integrity and willingness to devote necessary time and attention to properly discharge the duties of director, and the ability of the nominees to make positive contributions to the leadership and governance of the Company. It is the policy of the Governance and Nominating Committee not to nominate individuals for director after the age of 70, unless such nominee is approved by 100% of all current directors. The nomination of Dr. Donald P. Jacobs has been so approved by the entire Board, who determined that Dr. Jacobs’ experience at the J. L. Kellogg Graduate School of Management and his extensive body of financial knowledge provide an invaluable asset to the Company.

The Board of Directors recommends that the stockholders vote FOR the following nominees for director.

Name	Age	Positions and Offices with Company	First Year As Company Director
Ronald M. DeFeo	54	Chairman of the Board, President, Chief Executive Officer, Chief Operating Officer and Director	1993
G. Chris Andersen	67	Director	1992
Paula H. J. Cholmondeley	58	Director	2004
Don DeFosset	57	Director	1999
William H. Fike	69	Lead Director	1995
Dr. Donald P. Jacobs	78	Director	1998
David A. Sachs	46	Director	1992
J. C. Watts, Jr.	48	Director	2003
Helge H. Wehmeier	63	Director	2002

Ronald M. DeFeo was appointed President and Chief Operating Officer of the Company on October 4, 1993, Chief Executive Officer of the Company on March 24, 1995 and Chairman of the Board on March 4, 1998. Pursuant to an Employment and Compensation Agreement between Mr. DeFeo and the Company, dated as of July 1, 2005 (the “DeFeo Agreement”), Mr. DeFeo is to remain President and Chief Executive Officer of the Company through December 31, 2012 and the Company will use its best efforts, consistent with generally accepted best corporate governance standards, to have Mr. DeFeo elected Chairman of the Board during this time. See the section below titled “Employment Contracts, Termination of Employment and Change in Control Agreements.” Mr. DeFeo joined the Company in May 1992 as President of the Company’s then Heavy Equipment Group. A year later, he also assumed the responsibility of serving as the President of the Company’s former Clark Material Handling Company subsidiary. Prior to joining the Company on May 1, 1992, Mr. DeFeo was a Senior Vice President of J.I. Case Company, the former Tenneco farm and construction equipment division, and also served as a Managing Director of Case Construction Equipment throughout Europe. While at J.I. Case, Mr. DeFeo was also a Vice President of North American Construction Equipment Sales and General Manager of

Retail Operations. Mr. DeFeo serves as a director of Kennametal Inc. (a supplier of the Company). Mr. DeFeo served as a director of United Rentals, Inc. (a customer of the Company) until June 2005.

G. Chris Andersen was a Vice Chairman of PaineWebber Incorporated from March 1990 through 1995. Mr. Andersen has been a merchant banker since 1996 and is currently a partner of G.C. Andersen Partners, LLC, a private merchant banking and advisory firm, and also serves as the non-executive Chairman of the Board of Directors of Millennium Cell Inc.

Paula H. J. Cholmondeley is currently a private consultant on strategic planning. Ms. Cholmondeley served as Vice President and General Manager of Sappi Fine Paper, North America from 2000 through 2004, where she was responsible for their Specialty Products division. Ms. Cholmondeley held senior positions with various other companies from 1980 through 1998, including Owens Corning, The Faxon Company, Blue Cross of Greater Philadelphia, and Westinghouse Elevator Company, and also served as a White House Fellow assisting the U.S. Trade Representative during the Reagan administration. Ms. Cholmondeley, a certified public accountant, is an alumnus of Howard University and received a Masters Degree in Accounting from the University of Pennsylvania, Wharton School of Finance. Ms. Cholmondeley is also a director of Dentsply International Inc., Ultralife Batteries, Inc., Albany International Corp. and Minerals Technologies Inc., and is an independent trustee of Gartmore Capital.

Don DeFosset retired in November 2005 as Chairman, President and Chief Executive Officer of Walter Industries, Inc., a diversified company with principal operating businesses in homebuilding and home financing, water transmission products and energy services. Mr. DeFosset had served since November 2000 as President and CEO, and since March 2002 as Chairman, of Walter Industries. Previously, he was Executive Vice President and Chief Operating Officer of Dura Automotive Systems, Inc., a global supplier of engineered systems, from October 1999 through June 2000. Before joining Dura, Mr. DeFosset served as a Corporate Executive Vice President, President of the Truck Group and a member of the Office of Chief Executive Officer of Navistar International Corporation from October 1996 to August 1999. Mr. DeFosset serves as a director of AmSouth Bancorporation and Safelite Glass Corp.

William H. Fike has been President of Fike & Associates, a consulting firm, since January 2000. Mr. Fike retired as the Vice Chairman and Executive Vice President of Magna International Inc., an automotive parts manufacturer based in Ontario, Canada, in February 1999. Prior to joining Magna International in August 1994, Mr. Fike was employed by Ford Motor Company from 1965 to 1994, where he served most recently as a Corporate Vice President and as President of Ford Europe. Mr. Fike currently serves as a director of Magna International.

Dr. Donald P. Jacobs is Dean Emeritus and the Gaylord Freeman Distinguished Professor of Banking of the J.L. Kellogg Graduate School of Management at Northwestern University, positions he has held since 2001. Prior to that, Dr. Jacobs was Dean of the Kellogg School from 1975 through 2001. Dr. Jacobs also serves as a director of ProLogis Trust and CDW Corporation.

David A. Sachs is a Managing Director, Head of the Capital Markets Group and Co-Portfolio Manager of Ares Management Company, LLC, an investment management firm of which he was a founder in 1997. Mr. Sachs has been an investment banker and investment manager since 1981.

J. C. Watts, Jr. has been Chairman of the J. C. Watts Companies, LLC since January 2003. He previously represented Oklahoma’s 4th District in the U.S. House of Representatives for eight years through January 7, 2003. Congressman Watts served as Chairman of the House Republican Conference and served on a number of key committees during his tenure in Congress, including the Armed Services Committee, the Select Homeland Security Committee, the Military Readiness Subcommittee and the

Procurement Subcommittee. Prior to his 1994 election to Congress, Congressman Watts was Chairman of the Oklahoma State Corporation Commission from 1990 to 1994. Congressman Watts also serves as a director of Dillard’s, Inc., Burlington Northern Santa Fe Corporation and Clear Channel Communications, Inc.

Helge H. Wehmeier retired in December 2004 as Vice-Chairman of Bayer Corporation, a post he held since July 1, 2002. Prior to that, Mr. Wehmeier served as President and Chief Executive Officer of Bayer Corporation from 1991 through June 2002. Mr. Wehmeier spent more than 35 years with Bayer AG, a diversified, international chemicals and health care group, in various positions of increasing responsibility, including senior management positions in both Europe and the United States. Mr. Wehmeier is an alumnus of the International Management Development Institute, Lausanne, Switzerland and Institut European d’Administration des Affaires, Fontainebleau, France. Mr. Wehmeier is also a director of PNC Financial Services Group, Inc., a diversified banking and financial services company, and Owens Illinois, Inc., a manufacturer of glass containers.

Board Meetings and Corporate Governance

The Board met seven times in 2005 and five times in 2004 at regularly scheduled and special meetings, including telephonic meetings. All of the directors in office during 2005 attended at least 75% of the meetings of the Board and all committees of the Board on which they served during 2005, except for Mr. Watts, who attended thirteen of the twenty-one meetings of the Board and committees of the Board on which he served during 2005. It is the Company’s policy, as stated in the Company’s Governance Guidelines (the “Guidelines”), that each director is expected to attend the annual meeting of stockholders. All of the directors then in office attended the Company’s previous annual stockholder meeting held on May 25, 2004, except for Dr. Jacobs, who was unable to attend. The Company did not hold an annual stockholders meeting in 2005.

It is the Company’s policy that the Board consists of a majority of directors who qualify as independent directors under the listing standards of the New York Stock Exchange (“NYSE”), the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and the requirements of any other applicable regulatory authority, including the Securities and Exchange Commission (“SEC”). The Board annually reviews the relationship of each director with the Company, and only those directors who the Board affirmatively determines have no material relationship with the Company are deemed to be independent directors. The Guidelines specifically define what is deemed to be a material relationship between the Company and an independent director. The following are the relationships that the Board considers in making its independence determination:

(i)	whether the director or any of his or her immediate family members is or was within the past three years an officer of the Company;

(ii)	whether the director is or was within the past three years an employee of the Company;

(iii)	whether the director or any of his or her immediate family members is or was during the past three years affiliated with, or employed by, any past or present auditor of the Company (or an affiliate);

(iv)

whether the director or any of his or her immediate family members is or was within the past three years part of an interlocking directorate in which an executive officer of the Company serves or served on the compensation committee of a company that concurrently employs or employed the director or any of his or her immediate family members;

(v)	whether the director is an executive officer, a partner, member, of counsel or beneficial owner of more than ten percent (10%) of the equity interest of a customer of, or a supplier of goods or services (including without limitation any investment banking firm or law firm) to, the Company where the amount involved in any of the last three fiscal years exceeded the greater of (x) $1 million or (y) two percent (2%) of the customer’s or supplier’s consolidated gross revenues for its most recently completed fiscal year;

(vi)

whether the director is an executive officer, a partner or beneficial owner of more than ten percent (10%) of the equity interest of a company to which the Company was indebted at the end of any fiscal quarter during the Company’s most recently completed fiscal year or current fiscal year in an amount in excess of five percent (5%) of the Company’s total consolidated assets at the end of such fiscal year;

(vii)	whether the director is an executive officer, a partner or beneficial owner of more than ten percent (10%) of the equity interest of a company which was indebted to the Company;

(viii)

whether the director or any of his or her immediate family members was indebted to the Company, other than in the ordinary course of business of the Company and such other company or the director or the member of his or her immediate family, as applicable, at the end of any fiscal quarter during the Company’s most recently completed fiscal year or current fiscal year in an amount in excess of $100,000 at the end of such fiscal year;

(ix)

whether the director is affiliated with a tax exempt entity that within the preceding three years received the greater of (x) $1 million or (y) two percent (2%) of its consolidated gross revenues from the Company (based on the tax exempt entity’s most recently completed fiscal year);

(x)

whether the director or any of his or her immediate family members is during the current fiscal year or was during the most recently completed fiscal year a party to a transaction or series of similar transactions with the Company or its subsidiaries (excluding director fees, stock options and other director compensation) other than on arms-length terms where the amount involved is not material to either party;

(xi)

whether the director or any of his or her immediate family members received more than $100,000 per year in direct compensation from the Company, other than director and committee fees and pension or other forms of deferred compensation for prior service within the past three years; and

(xii)

whether the director has any other relationships with the Company or the members of management of the Company that the Board has determined to be material and which are not described in (i) through (xi) above.

After consideration of all applicable matters, the Board determined, based on the above criteria, that none of the directors has a material relationship with the Company other than as a director except for Mr. DeFeo, who is not an independent director. The Board has determined that all of the nominees for director are independent directors except for Mr. DeFeo, who has been nominated to serve on the Board as a result of his position as Chief Executive Officer of the Company.

Directors who are employees of the Company receive no additional compensation by virtue of being directors of the Company. Outside directors receive compensation for their service as directors and reimbursement of their expenses incurred as a result of their service as directors. See “Executive Compensation – Compensation of Directors” for a detailed description of director compensation, including the Company’s Common Stock ownership objective for outside directors.

Directors have complete access to management and the Company’s outside advisors, and senior officers and other members of management frequently attend Board meetings at the discretion of the

Board. It is the policy of the Board of Directors that independent directors also meet privately in executive sessions without the presence of any members of management at each regularly scheduled meeting of the Board and at such other times as the Board shall determine. In addition, the Board may retain and have access to independent advisors of its choice with respect to any issue relating to its activities, and the Company pays the expenses of such advisors.

Since 2003, the Board of Directors has determined that, because the offices of Chairman and Chief Executive Officer have been combined in Mr. DeFeo, it has been desirable for the Company to have an independent director serve as Lead Director of the Board. The Lead Director, in conjunction with the Chairman and the Chief Executive Officer, provides leadership and guidance to the Board. In addition, the Lead Director presides at all executive sessions of the independent directors. Mr. Fike has held the position of Lead Director since 2003. No director may serve as Lead Director for more than three consecutive years. Accordingly, the directors intend to nominate Mr. Andersen to succeed Mr. Fike as the Lead Director for a one-year term beginning in May 2006. Thereafter, the directors will review annually the desirability of having a Lead Director and, if the directors determine it best to continue to have a Lead Director, shall elect a Lead Director for the succeeding one-year period.

The Board of Directors and the Governance and Nominating Committee annually review the Company’s corporate governance policies and practices and the Guidelines. The Board believes that the Guidelines effectively assist the Board in the exercise of its duties and responsibilities and serve the best interests of the Company. These Guidelines reflect the Board’s commitment to monitor the effectiveness of policy and decision making both at the Board and management levels, with a view to achieving strategic objectives of the Company while enhancing stockholder value over the long term. The Board and the Governance and Nominating Committee will continue to review the Guidelines annually and may make changes as they determine are necessary and appropriate, including changes that may be necessary to comply with new or proposed laws, rules or regulations issued by the SEC and the NYSE. A copy of the Guidelines is available at the Company’s website, www.terex.com, under “About Terex” – “Investor Relations” – “Corporate Governance.” In addition, a copy of the Guidelines is available in print, without charge, to any stockholder who requests these materials from the Company.

If you wish to communicate with the Board of Directors or directly with the Lead Director, you may correspond by filing a report through Ethicspoint, 24 hours a day, 7 days a week, via the Internet at www.ethicspoint.com or by calling toll free, (877) 584-8488 or 1-800-ETHICSP. Reports should be submitted under the categories “Director Communications” or “Lead Director Communications,” as appropriate. Ethicspoint is an independent third-party provider retained by the Company to offer a comprehensive, confidential and, upon request, anonymous reporting system for receiving complaints, grievances and communications. All communications received by Ethicspoint will be relayed to the Lead Director, who will forward these on to the other members of the Board as appropriate.

The Board has an Audit Committee, Compensation Committee and Governance and Nominating Committee.

Audit Committee Meetings and Responsibilities

The Audit Committee of the Board of Directors consists of Messrs. Sachs (chairperson), DeFosset, Jacobs and Wehmeier and Ms. Cholmondeley, each of whom is independent as defined in the listing standards of the NYSE and under the Exchange Act. The Audit Committee met 20 times during 2005 and 13 times during 2004.

Each member of the Audit Committee is required to be financially literate or must become financially literate within a reasonable time after appointment to the Audit Committee, and at least one member of the Audit Committee must have accounting or related financial management expertise. The

Board, in its business judgment, believes that each of the current members of the Audit Committee is financially literate and that each of Mr. Sachs, Mr. DeFosset, Dr. Jacobs, Mr. Wehmeier and Ms. Cholmondeley has accounting or financial management expertise: Mr. Sachs through his extensive experience as an investment banker and investment manager; Mr. DeFosset through his business experience as a corporate executive, his involvement in preparing financial statements at various public companies and particularly his experience as a Chief Executive Officer of a public company; Dr. Jacobs through his years of experience teaching business, finance, management and accounting at the graduate level, as well as serving as a chairman of the public review board of a national accounting firm and as Chairman of the Board of Amtrak; Mr. Wehmeier through his business experience as a corporate executive and his involvement in preparing financial statements as a senior executive of a large multinational company; and Ms. Cholmondeley through her education, training and experience as a certified public accountant and her involvement in preparing financial statements as the Chief Financial Officer of a large insurance company. The Board has determined that each of Mr. Sachs, Mr. DeFosset, Dr. Jacobs and Ms. Cholmondeley is an “audit committee financial expert,” as such term is defined under the regulations of the SEC.

Ms. Cholmondeley also serves on the audit committees of Dentsply International Inc., Albany International Corp., Minerals Technologies Inc. and Ultralife Batteries, Inc., each of which is a public company. The rules of the NYSE and the charter of the Audit Committee do not permit any member of the Audit Committee to serve on the audit committee of more than two other public companies in addition to the Company’s Audit Committee without a determination by the Board of Directors that such simultaneous service would not impair the ability of such member to effectively serve on the Audit Committee. In the case of Ms. Cholmondeley, the Board of Directors has made the determination that her service to the Company will not be impaired by her service on the audit committees of such other public companies. In making this determination, the Board took into account the fact that Ms. Cholmondeley is retired from full time employment and will have sufficient time to devote to her Audit Committee responsibilities.

The Audit Committee assists the Board in fulfilling its oversight responsibilities by meeting regularly with the Company's independent accountants and operating and financial management personnel. The Audit Committee reviews the audit performed by the Company's independent accountants and reports the results of such audit to the Board. The Audit Committee reviews the Company's annual financial statements and all material financial reports provided to the stockholders and reviews the Company's internal auditing, accounting and financial controls. The Audit Committee also reviews related party transactions.

The Audit Committee is responsible for appointing, setting compensation for and overseeing the work of the independent accountants. The Audit Committee has established a policy requiring its pre-approval of all audit and permissible non-audit services provided by the independent accountant. On an annual basis, the Chief Financial Officer provides the Audit Committee an estimate for the services needed and seeks pre-approval of such services from the Audit Committee. The Audit Committee considers whether such services are consistent with the rules of the SEC on auditor independence. The policy prohibits the Audit Committee from delegating to management the Audit Committee’s responsibility to pre-approve permitted services of the independent accountant.

Requests for pre-approval for services must be detailed as to the services to be provided and the estimated total cost and must be submitted to the Company’s Chief Financial Officer. The Chief Financial Officer then determines whether the services requested fall within the guidance of the Audit Committee as to the services eligible for pre-approval. If the service was not of a type that was already pre-approved or the estimated cost would exceed the amount already pre-approved, then the Chief Financial Officer seeks pre-approval of the Audit Committee on a timely basis.

The Audit Committee operates under a written charter adopted by the Board of Directors that complies with all applicable requirements of the SEC and the NYSE. A copy of the Audit Committee Charter is attached to this Proxy Statement as Appendix A and also is available at the Company’s website, www.terex.com, under “About Terex” – “Investor Relations” – “Corporate Governance.” In addition, a copy of the charter is available in print, without charge, to any stockholder who requests these materials from the Company. This charter sets out the responsibilities, authority and duties of the Audit Committee.

See “Audit Committee Report” for a discussion of the Audit Committee’s review of the audited financial statements of the Company for the Company’s fiscal year ended December 31, 2005.

Compensation Committee Meetings and Responsibilities

The Compensation Committee of the Board of Directors consists of Messrs. Andersen (chairperson), DeFosset, Fike, Sachs and Watts, each of whom is independent as defined in the listing standards of the NYSE. The Compensation Committee met eleven times during 2005 and five times during 2004.

Each member of the Compensation Committee must have a basic understanding of the components of executive compensation and of the role of each component as part of a comprehensive program linking compensation to corporate and individual performance in support of the Company’s objectives.

The Compensation Committee assists the Board in its responsibilities regarding compensation of the Company’s senior executives and outside directors, including overall responsibility for approving, evaluating and modifying the Company’s plans, policies and programs for compensation of key management personnel. The Compensation Committee establishes compensation arrangements for executive officers and for certain other key management personnel.

The Compensation Committee operates under a written charter adopted by the Board of Directors that complies with all applicable requirements of the NYSE. A copy of the Compensation Committee Charter is available at the Company’s website, www.terex.com, under “About Terex” – “Investor Relations” – “Corporate Governance.” In addition, a copy of the charter is available in print, without charge, to any stockholder who requests these materials from the Company. This charter sets out the responsibilities, authority and duties of the Compensation Committee.

See “Executive Compensation - Compensation Committee Report” for a description of the Company’s executive compensation philosophy and executive compensation program, including a discussion of how the compensation of the Company’s Chief Executive Officer in 2005 was determined.

Governance and Nominating Committee Meetings and Responsibilities

The Governance and Nominating Committee of the Board of Directors consists of Messrs. Fike (chairperson), Andersen, Jacobs, Watts and Wehmeier and Ms. Cholmondeley, each of whom is independent as defined in the listing standards of the NYSE. The Governance and Nominating Committee met three times during 2005 and four times during 2004.

The Governance and Nominating Committee plays a central role in planning the size and composition of the Board, developing criteria and implementing the process of identifying, screening and nominating candidates for election to the Board, recommending corporate governance guidelines and actions to improve corporate governance and evaluating individual director and full Board performance. The Governance and Nominating Committee is responsible for overseeing a review and assessment of the performance of the Board and its committees at least annually, including establishing the evaluation criteria and implementing the process for evaluation.

The Governance and Nominating Committee will consider as candidates for nomination as directors individuals who have been recommended by the Company’s stockholders, directors, officers, third party search firms and other sources. For details on how stockholders may submit nominations for directors, see “Stockholder Proposals.”

In evaluating a candidate, the Committee considers the attributes of the candidate, including his or her independence, integrity, diversity, experience, sound judgment in areas relevant to the Company’s businesses, and willingness to commit sufficient time to the Board, all in the context of an assessment of the perceived needs of the Board at that point in time. Maintaining a balanced experience and knowledge base within the total Board shall include considering whether the candidate: (i) is a CEO, or has similar work experience, in companies engaged in capital and industrial goods industries; (ii) has significant direct management experience of multinational business operations; (iii) has extensive knowledge and experience in financial services and capital markets; and (iv) has unique knowledge and experience and can provide significant contributions to the Board’s effectiveness. Each director is expected to ensure that other existing and planned future commitments do not materially interfere with his or her service as a director. There are no specific, minimum qualifications that the Governance and Nominating Committee believes must be met by a candidate. All candidates are reviewed in the same manner, regardless of the source of the recommendation.

The Governance and Nominating Committee operates under a written charter adopted by the Board of Directors that complies with all applicable requirements of the NYSE. A copy of the Governance and Nominating Committee Charter is available at the Company’s website, www.terex.com, under “About Terex” – “Investor Relations” – “Corporate Governance.” In addition, a copy of the charter is available in print, without charge, to any stockholder who requests these materials from the Company. This charter sets out the responsibilities, authority and duties of the Governance and Nominating Committee.

SECURITY OWNERSHIP OF MANAGEMENT

AND CERTAIN BENEFICIAL OWNERS

The following table sets forth certain information regarding the beneficial ownership of the Common Stock by each person known by the Company to own beneficially more than 5% of the Company’s Common Stock, by each director, by each executive officer of the Company named in the summary compensation table below, and by all directors and executive officers as a group, as of March 31, 2006 (unless otherwise indicated below). Each person named in the following table has sole voting and investment power with respect to all shares of Common Stock shown as beneficially owned by such person, except as otherwise set forth in the notes to the table. Shares of Common Stock that any person has a right to acquire within 60 days after March 31, 2006, pursuant to an exercise of options or otherwise, are deemed to be outstanding for the purpose of computing the percentage ownership of such person, but are not deemed to be outstanding for computing the percentage ownership of any other person shown in the table.

NAME AND ADDRESS OF BENEFICIAL OWNER	AMOUNT AND NATURE OF BENEFICIAL OWNERSHIP	PERCENT OF CLASS

Neuberger Berman, Inc.	4,799,975 (1)	9.6%
605 Third Avenue
New York, NY 10158

G. Chris Andersen	149,583 (2)	*
c/o G.C. Andersen Partners, LLC
1330 Avenue of the Americas, 36th Floor
New York, NY 10019

Paula H. J. Cholmondeley	4,230	*
c/o The Sorrel Group
P.O. Box 490
Brookline, MA 02446

Ronald M. DeFeo	721,832 (3)	1.4%
c/o Terex Corporation
500 Post Road East
Westport, CT 06880

Don DeFosset	27,850 (4)	*
4221 W. Boy Scout Blvd., Suite 1000
Tampa, FL 33607

William H. Fike	47,600 (5)	*
c/o Fike & Associates
6282 Lakeshore Road
Lakeshore, MI 48059

Dr. Donald P. Jacobs	37,656 (6)	*
c/o J.L. Kellogg Graduate School of
Management
Northwestern University
2001 Sheridan Road
Evanston, IL 60208

NAME AND ADDRESS OF BENEFICIAL OWNER	AMOUNT AND NATURE OF BENEFICIAL OWNERSHIP	PERCENT OF CLASS

David A. Sachs	160,153 (7)	*
c/o Ares Management, L.P.
1999 Avenue of the Stars, Suite 1900
Los Angeles, CA 90067

J.C. Watts, Jr.	12,431	*
c/o J. C. Watts Companies
600 13th Street, NW, Suite 790
Washington, D.C. 20005

Helge H. Wehmeier	23,829	*
“Hillside”
Blackburn Road
Sewickley, PA 15143

Colin Robertson	96,629 (8)	*
c/o Terex Corporation
500 Post Road East
Westport, CT 06880

Robert Wilkerson	863,223 (9)	1.7%
c/o Terex Corporation
500 Post Road East
Westport, CT 06880

Phillip C. Widman	79,657 (10)	*
c/o Terex Corporation
500 Post Road East
Westport, CT 06880

Eric I Cohen	125,883 (11)	*
c/o Terex Corporation
500 Post Road East
Westport, CT 06880

All directors and executive officers	2,774,675 (12)	5.4%
as a group (21 persons)

________________________________

*	Amount owned does not exceed one percent (1%) of the class so owned.

(1)

Neuberger Berman, Inc. (“Neuberger”) filed a Schedule 13G, dated February 14, 2006, disclosing the beneficial ownership of 4,799,975 shares of Common Stock. This includes Neuberger having sole voting power over 2,291,270 shares of Common Stock, shared voting power over 2,294,900 shares of Common Stock and shared dispositive power over 4,799,975 shares of Common Stock.

(2)

Includes 21,841 shares of Common Stock issuable upon the exercise of options exercisable within 60 days, including 7,500 options that were scheduled to expire on January 2, 2006, but will continue to be honored by the Company for a limited period of time due to the Company's delay in timely filing its periodic reports with the SEC.

(3)

Includes 382,500 shares of Common Stock issuable upon the exercise of options exercisable within 60 days, including 60,000 options that were scheduled to expire on February 24, 2006, but will continue to be honored by the Company for a limited period of time due to the Company's delay in timely filing its periodic reports with the SEC.

(4)	Includes 7,500 shares of Common Stock issuable upon the exercise of options exercisable within 60 days.

(5)	Includes 5,231 shares of Common Stock issuable upon the exercise of options exercisable within 60 days.

(6)	Includes 14,413 shares of Common Stock issuable upon the exercise of options exercisable within 60 days.

(7)

Includes 3,800 shares of Common Stock owned by Mr. Sachs’ wife. Mr. Sachs disclaims the beneficial ownership of such shares. Also includes 30,326 shares of Common Stock issuable upon the exercise of options exercisable within 60 days, including 7,500 options that were scheduled to expire on January 2, 2006, but will continue to be honored by the Company for a limited period of time due to the Company's delay in timely filing its periodic reports with the SEC.

(8)

Includes 475 shares of Common Stock owned by Mr. Robertson’s wife or issuable upon the exercise of options exercisable within 60 days by Mr. Robertson’s wife. Mr. Robertson disclaims the beneficial ownership of such shares. Also includes 62,750 shares of Common Stock issuable upon the exercise of options exercisable within 60 days.

(9)	Includes 70,012 shares of Common Stock owned by Wilkerson Limited Partnership. Also includes 14,000 shares of Common Stock issuable upon the exercise of options exercisable within 60 days.

(10)	Includes 29,250 shares of Common Stock issuable upon the exercise of options exercisable within 60 days.

(11)	Includes 79,750 shares of Common Stock issuable upon the exercise of options exercisable within 60 days.

(12)	Includes 875,936 shares of Common Stock issuable upon the exercise of options exercisable within 60 days.

EXECUTIVE OFFICERS

The following table sets forth, as of April 1, 2006, the respective names and ages of the Company’s executive officers, indicating all positions and offices held by each such person. Each officer is elected by the Board to hold office for one year or until his or her successor is duly elected and qualified.

NAME	AGE	POSITIONS AND OFFICES WITH COMPANY
Ronald M. DeFeo	54	Chairman of the Board, President, Chief Executive Officer, Chief Operating Officer and Director
Colin Robertson	41	Executive Vice President, Operations
Robert R. Wilkerson	56	Executive Vice President, Chief Change Officer and President, Terex Aerial Work Platforms
Phillip C. Widman	51	Senior Vice President and Chief Financial Officer
Eric I Cohen	47	Senior Vice President, Secretary and General Counsel
Brian J. Henry	47	Senior Vice President, Finance and Business Development
Kevin A. Barr	46	Senior Vice President, Human Resources
Katia Facchetti	42	Senior Vice President and Chief Marketing Officer
Colin Fox	62	Senior Vice President, Terex Business Systems
Steve Filipov	37	President, Terex Cranes
Christian Ragot	48	President, Terex Utilities and Roadbuilding
Richard Nichols	44	President, Terex Materials Processing & Mining
Hyeryun Lee Park	49	President, Terex Asia
Jonathan D. Carter	37	Vice President, Controller and Chief Accounting Officer

For information regarding Mr. DeFeo, refer to the section above titled “Election of Directors.”

Colin Robertson was named Executive Vice President, Operations on January 5, 2006. At that time, Mr. Robertson had been serving as President, Terex Construction since September 11, 2002. Prior to that, Mr. Robertson had been serving as President of Terex Europe since May 1, 2001. Mr. Robertson previously held the position of Managing Director for both the Construction and Powerscreen groups of the Company since July 2000 and before that was Managing Director for the Construction group from September 1998. Prior to that, he was the General Manager of the Company’s crane operations in Waverly, Iowa, in 1998 and of the Company’s Terex Equipment Limited operation in 1996 and 1997. Before joining the Company in October 1994, Mr. Robertson spent 12 years in positions of increasing responsibility with J.I. Case Co. and Cummins Engine Company.

Robert R. Wilkerson became President, Terex Aerial Work Platforms upon the completion of the Company’s acquisition of Genie Holdings, Inc. (“Genie”) on September 18, 2002. Mr. Wilkerson had been serving as President of Genie since January 1977. Mr. Wilkerson was also named Executive Vice President and Chief Change Officer of the Company on May 13, 2004.

Phillip C. Widman was appointed Senior Vice President and Chief Financial Officer of the Company on September 16, 2002. Prior to joining the Company, Mr. Widman served as Executive Vice

President, Chief Financial Officer of Philip Services Corporation, an industrial outsourcing and metal services company, from 1998 to 2001, and as an independent consultant from 2001 to 2002. Prior to joining Philip Services, Mr. Widman worked at Asea Brown Boveri Ltd. (“ABB”) for eleven years in various financial and operational capacities in the transportation, power generation and power distribution businesses. During his last two years at ABB, he served as Vice President, Chief Financial Officer and Supply Management of its diverse businesses in the United States. Additionally, Mr. Widman’s experience includes twelve years with Unisys Corporation in a variety of financial roles. In his role as an officer of Philip Services, Mr. Widman was an executive officer of approximately 125 U.S. legal entities that filed for federal bankruptcy protection as part of a restructuring of their outstanding debt obligations.

Eric I Cohen became Senior Vice President, Secretary and General Counsel of the Company on January 1, 1998. Prior to joining the Company, Mr. Cohen was a partner with the New York City law firm of Robinson Silverman Pearce Aronsohn & Berman LLP (which firm has since merged with Bryan Cave LLP) since January 1992 and was an associate attorney with that firm from 1983 to 1992.

Brian J. Henry was appointed Senior Vice President, Finance and Business Development on October 18, 2002. Mr. Henry previously held the positions of Vice President, Finance and Business Development, Vice President-Finance and Treasurer, and Vice President-Corporate Development and Acquisitions. Mr. Henry also served as the Company’s Director of Investor Relations. Mr. Henry has been employed by the Company since 1993. From 1990 to 1993, Mr. Henry was employed by KCS Industries, L.P. and its predecessor, KCS Industries, Inc., an entity that until December 31, 1993, provided administrative, financial, marketing, technical, real estate and legal services to the Company and its subsidiaries.

Kevin A. Barr was named Senior Vice President, Human Resources of the Company on January 3, 2006. Prior to that, Mr. Barr had been serving as Vice President, Human Resources of the Company since September 25, 2000. Prior to joining the Company, Mr. Barr served as Vice President-Human Resources at DBT Online since 1998. From 1995 to 1998, Mr. Barr was at Nabisco, Inc. as Vice President-Human Resources, Asia/Pacific. Prior to that, Mr. Barr served as Vice President-Human Resources, Asia/Pacific and Latin America with Dun and Bradstreet Corporation from 1990 to 1995, and in various human resources executive positions at the Chase Manhattan Bank, N.A. from 1981 to 1990.

Katia Facchetti was named Senior Vice President and Chief Marketing Officer of the Company on January 3, 2006.  Prior to joining the Company, Ms. Facchetti was President of Fusion 5, a marketing innovation consultancy serving major industrial and consumer clients.  From 2000 to 2005, she held a number of positions of increasing responsibility at Fusion 5, resulting in her appointment as President in 2004.  Prior to joining Fusion 5, Ms. Facchetti held senior marketing positions with Nabisco and Kraft/General Foods in both consumer and food service businesses from 1986 to 1999.

Colin Fox was named Senior Vice President, Terex Business Systems in December 2004. At that time, Mr. Fox had been serving as Vice President – Operations of Genie since 1997. Previously, he was a co-founder and Managing Director of Deltapoint Corporation, a leading management-consulting firm that specialized in world-class competitiveness and excellence.

Steve Filipov was named President, Terex Cranes on January 1, 2004. At that time, Mr. Filipov had been serving as President of the international operations for Terex Cranes since July 1, 2002. Prior to that Mr. Filipov held various other positions with a number of the Company’s international cranes businesses. Mr. Filipov started with the Company on September 1, 1995 as Export Manager for PPM S.A. in France.

Christian Ragot was appointed President of Terex Utilities and Roadbuilding on November 14, 2003. Previously, Mr. Ragot had served as President of Terex Utilities since July 1, 2002. Prior to that,

Mr. Ragot held the positions of President of American Crane, Senior Vice-President - Sales and Aftermarket Services, and President of EarthKing since joining the Company in 1999. Prior to joining the Company, Mr. Ragot was Vice President and General Manager of Ingersoll-Rand Company (Air Compressor Group - Europe) and Manager of Worldwide Marketing for the Construction and Mining Group.

Richard Nichols was named President, Terex Materials Processing & Mining on January 23, 2004. Prior to that, Mr. Nichols served as the Company’s Vice President and General Manager, Infrastructure since April 2003. Mr. Nichols previously held the position of Vice President and General Manager of Terex Mining Trucks since joining the Company in October 2000. Prior to joining the Company, Mr. Nichols spent 15 years in the aerospace industry and at Honeywell International Inc. in various senior management positions.

Hyeryun Lee Park was named President, Terex Asia in March 2006. Prior to that, Ms. Lee Park was President and owner of Midas Alliance Group, a consulting company with approximately 60 consultants with offices in Chicago, Seoul, and Washington, D.C. since January 2001. Ms. Lee Park previously held a number of positions of increasing responsibility at Cahners Publishing Company, resulting in her appointment as Vice President of Strategic Marketing. Ms. Lee Park began her career with Samsung Construction Equipment America, and was responsible for overseeing Samsung’s entry into the U.S. market.

Jonathan D. Carter was named Vice President, Controller and Chief Accounting Officer of the Company on January 16, 2006. Since February 2005, Mr. Carter served in the role of Acting Controller and Chief Accounting Officer of the Company. Prior to his current responsibilities, Mr. Carter served as Chief Financial Officer of the Terex Aerial Work Platforms Segment since September 2002. Prior to that, he served as Chief Financial Officer of Genie since March 2001. From 1989 through 2001, Mr. Carter was employed by PricewaterhouseCoopers LLP in various capacities. Mr. Carter is a chartered accountant in England and Wales.

Code of Ethics and Conduct

The Company has adopted a code of ethics and conduct that applies to all of its employees, including the Company’s principal executive officer, principal financial officer and principal accounting officer, among others. This code of ethics and conduct is a set of written standards reasonably designed to deter wrongdoing and to promote: honest and ethical conduct; full, fair, accurate, timely and understandable disclosure; compliance with applicable governmental laws, rules and regulations; prompt internal reporting of code violations; and accountability for adherence to the code. The Company periodically reviews, updates and revises its code of ethics and conduct when it considers appropriate. A copy of the current code of ethics and conduct is available at the Company’s website, www.terex.com, under “About Terex” – “Investor Relations” – “Corporate Governance.” In addition, a copy of the code of ethics and conduct is available in print, without charge, to any stockholder who requests these materials from the Company.

EXECUTIVE COMPENSATION

Summary Compensation Table

The Summary Compensation Table below shows the compensation for the past three fiscal years of the Company’s Chief Executive Officer and its four other highest paid executive officers who had 2005 earned qualifying compensation in excess of $100,000 (the “Named Executive Officers”).

Summary Compensation Table
		Annual Compensation			Long-Term Compensation
					Awards		Payouts
Name and Principal Position	Year	Salary __ ($)__	Bonus __ ($)___	Other Annual Compen- sation ($) (1)	Restricted Stock Awards ($)(2)	Securities Underlying Options/ SARS (#)	LTIP Payouts __ ($)___	All Other Compen- Sation ($)(3)
Ronald M. DeFeo Chairman, President, Chief Executive Officer and Chief Operating Officer	2005 2004 2003	$850,000 812,500 700,000	$1,650,000 1,000,000 1,400,000	$68,575 50,319 40,376	-0- (4) $634,400 881,250	-0- 40,000 50,000	-0- -0- $1,908,000	$41,461 37,254 35,307
Colin Robertson (5) Executive Vice President, Operations	2005 2004 2003	472,719 458,175 381,282	389,459 300,563 351,525	37,275 35,242 23,925	-0- 262,875 111,100	-0- 5,000 15,000	-0- -0- -0-	46,635 45,048 37,589
Robert Wilkerson President, Terex Aerial Work Platforms	2005 2004 2003	358,377 335,962 298,664	349,000 368,377 375,000	4,826 509 7,767	-0- 297,925 111,100	-0- 5,500 15,000	-0- -0- -0-	7,000 8,200 8,000
Phillip C. Widman Senior Vice President and Chief Financial Officer	2005 2004 2003	400,000 381,250 356,250	287,000 122,000 255,000	47,263 27,172 7,337	-0- 751,000 111,100	-0- 6,000 15,000	-0- -0- -0-	18,183 35,579 38,824
Eric I Cohen Senior Vice President, Secretary and General Counsel	2005 2004 2003	360,500 343,750 325,000	225,000 161,000 205,000	57,686 23,021 17,706	-0- 262,875 111,100	-0- 5,000 15,000	-0- -0- 212,000	10,209 8,824 8,330

______________________

(1)

As part of its competitive compensation program, the Company provides its Named Executive Officers with certain perquisites and other personal benefits. In 2005, the perquisite value was determined based on the Company’s revised incremental cost methodology. As part of their compensation, each of the Named Executive Officers in 2005 received the benefits listed in the table below:

Name	Company Car	Club Memberships	Use of Private Aircraft	Long Term Disability Premiums	Financial Planning Services	Other*	Total

Ronald M. DeFeo	$32,428	$11,514	$11,534	$5,884	$7,215	-0-	$68,575
Colin Robertson	35,079	-0-	-0-	-0-	-0-	2,196	37,275
Robert Wilkerson	4,826	-0-	-0-	-0-	-0-	-0-	4,826
Phillip C. Widman	17,584	967	12,541	6,100	4,000	6,071	47,263
Eric I Cohen	22,600	15,691	10,701	4,556	4,138	-0-	57,686

*	The amount shown for Mr. Robertson was for payment of private healthcare costs in the United Kingdom and the amount shown for Mr. Widman was for payment of a housing allowance.

(2)

On March 11, 2004, grants of Common Stock subject to restrictions on transfer, conditions of forfeitability and other limitations and restrictions (“Restricted Stock”) were made under the Terex Corporation 2000 Long-Term Incentive

Plan (the “2000 Plan”) to Mr. Robertson (7,500 shares), Mr. Wilkerson (8,500 shares), Mr. Widman (10,000 shares) and Mr. Cohen (7,500 shares). The value of the Restricted Stock granted to such Named Executive Officers set forth in the table above for 2004 is based on the closing stock price on the NYSE of the Common Stock of $35.05 per share on March 11, 2004. With respect to each grant of Restricted Stock made to a Named Executive Officer on March 11, 2004, the shares of Restricted Stock awarded vest in equal increments on each of the first four anniversaries of March 11, 2004. Upon the earliest to occur of a change in control of the Company or the death or disability of the recipient of the grant, any unvested portion of such Restricted Stock grant shall vest immediately. Dividends, if any, are paid on Restricted Stock awards at the same rate as paid to all stockholders.

On May 7, 2004, a grant of Restricted Stock was made under the 2000 Plan to Mr. DeFeo (20,000 shares). The value of the Restricted Stock granted to Mr. DeFeo set forth in the table above for 2004 is based on the closing stock price on the NYSE of the Common Stock of $31.72 per share on May 7, 2004. The shares of Restricted Stock awarded to Mr. DeFeo vest in equal increments on each of the first four anniversaries of May 7, 2004. Upon the earliest to occur of a change in control of the Company or the death or disability of Mr. DeFeo, any unvested portion of such Restricted Stock grant shall vest immediately. Dividends, if any, are paid on Restricted Stock awards at the same rate as paid to all stockholders.

On September 17, 2004, a grant of Restricted Stock was made under the 2000 Plan to Mr. Widman (10,000 shares). The value of the Restricted Stock granted to Mr. Widman set forth in the table above for 2004 is based on the closing stock price on the NYSE of the Common Stock of $40.05 per share on September 17, 2004. The shares of Restricted Stock awarded to Mr. Widman vest in equal increments on each of the first four anniversaries of September 17, 2004. Upon the earliest to occur of a change in control of the Company or the death or disability of Mr. Widman, any unvested portion of such Restricted Stock grant shall vest immediately. Dividends, if any, are paid on Restricted Stock awards at the same rate as paid to all stockholders.

On February 7, 2003, grants of Restricted Stock were made under the 2000 Plan to Mr. Robertson (10,000 shares), Mr. Wilkerson (10,000 shares), Mr. Widman (10,000 shares) and Mr. Cohen (10,000 shares). The value of the Restricted Stock granted to such Named Executive Officers set forth in the table above for 2003 is based on the closing stock price on the NYSE of the Common Stock of $11.11 per share on February 7, 2003. With respect to each grant of Restricted Stock made to a Named Executive Officer on February 7, 2003, the shares of Restricted Stock awarded vest in equal increments on each of the first four anniversaries of February 7, 2003. Upon the earliest to occur of a change in control of the Company or the death or disability of the recipient of the grant, any unvested portion of such Restricted Stock grant shall vest immediately. Dividends, if any, are paid on Restricted Stock awards at the same rate as paid to all stockholders.

On March 13, 2003, a grant of Restricted Stock was made under the 2000 Plan to Mr. DeFeo (75,000 shares). The value of the Restricted Stock granted to Mr. DeFeo set forth in the table above for 2003 is based on the closing stock price on the NYSE of the Common Stock of $11.75 per share on March 13, 2003. With respect to the grant of Restricted Stock made to Mr. DeFeo on March 13, 2003, 50,000 of the shares of Restricted Stock awarded vest if and when the closing stock price on the NYSE equals or exceeds $22.34 and 25,000 of the shares of Restricted Stock awarded vest if and when the closing stock price on the NYSE equals or exceeds $25.13. The 50,000 and 25,000 shares of Restricted Stock vested on August 18, 2003 and November 25, 2003, respectively. Dividends, if any, are paid on Restricted Stock awards at the same rate as paid to all stockholders.

The aggregate value of all unvested restricted stockholdings as of December 31, 2005, based on a closing stock price on the NYSE of the Common Stock of $59.40 per share on that date, was: $1,113,750 for Mr. DeFeo, $690,525 for Mr. Robertson, $675,675 for Mr. Wilkerson, $1,485,000 for Mr. Widman and $690,525 for Mr. Cohen.

(3)	The amounts for 2005 for the Named Executive Officers were as follows:

Name	401(k) Matching Contributions	Employee Stock Purchase Plan Company Contributions	Company Paid Life Insurance	Other*	Total

Ronald M. DeFeo	$8,400	$1,917	$6,903	$24,241	$41,461
Colin Robertson	-0-	-0-	-0-	46,635	46,635
Robert Wilkerson	7,000	-0-	-0-	-0-	7,000
Phillip C. Widman	8,400	1,917	7,866	-0-	18,183
Eric I Cohen	7,000	-0-	3,209	-0-	10,209
*

The amount shown for Mr. DeFeo was for reimbursement of insurance premiums as part of Mr. DeFeo’s compensation package and the amount shown for Mr. Robertson was a contribution by the Company to an employee pension plan.

(4)

Pursuant to the DeFeo Agreement, the Company will grant to Mr. DeFeo 100,000 shares of Restricted Stock as soon as legally permissible, of which 10,000 will vest in 2006 and the remainder of which will be subject to satisfaction of certain performance measures. See the section below titled “Employment Contracts, Termination of Employment and Change in Control Agreements.” Due to the Company's delay in timely filing its periodic reports with the SEC, the Company was unable to grant these shares of Restricted Stock to Mr. DeFeo in 2005.

(5)

Mr. Robertson received his compensation for 2005, 2004 and 2003 in British pounds. Amounts shown are converted into U.S. dollars at an average rate of exchange for the applicable year (for 2005, one British pound = $1.8199; for 2004, one British pound = $1.8327; and for 2003, one British pound = $1.635).

Mr. Robertson was named Executive Vice President, Operations of the Company on January 5, 2006. He served as President, Terex Construction during 2003, 2004 and 2005.

Stock Option Grants in 2005

No grants of stock options were made during 2005 to any of the Named Executive Officers.

Aggregated Option Exercises in 2005 and Year-End Option Values

The table below summarizes options exercised during 2005 and year-end option values for the Named Executive Officers.

Aggregated Option Exercises in 2005 and Year-End Option Values
Name	Shares Acquired on Exercise (#)	Value Realized __ ($)__	Number of Securities Underlying Unexercised Options at Year-End (#) Exercisable/Unexercisable	Value of Unexercised In-the-Money Options at Year-End ($) (1) Exercisable/Unexercisable

Ronald M. DeFeo	-0-	$0	350,625/64,375	$13,688,006/$2,354,394
Colin Robertson	-0-	$0	53,750/11,625	$2,206,850/$601,463
Robert Wilkerson	-0-	$0	8,875/11,625	$394,576/$462,529
Phillip C. Widman	-0-	$0	24,000/17,000	$987,315/$668,345
Eric I Cohen	-0-	$0	70,750/15,250	$2,969,963/$601,463

______________________

(1)	Based on the closing price of the Company’s Common Stock on the NYSE on December 31, 2005 of $59.40.

Long-Term Incentive Plan Awards in 2005

No long-term compensation awards were made during 2005 under the Terex Corporation 1999 Long-Term Incentive Plan (“LTIP”) or otherwise to the Named Executive Officers.

Pension Plans

The Company adopted a Supplemental Executive Retirement Plan (“SERP”) effective October 1, 2002. The SERP is intended to provide certain senior executives of the Company with retirement benefits in recognition of their contributions to the long-term growth of the Company. The table below shows estimated annual benefits payable upon retirement in specified compensation and years of service classifications.

PENSION PLAN TABLE

YEARS OF SERVICE

COMPENSATION	15	20	25	30

$ 250,000	$75,000	$100,000	$100,000	$100,000
500,000	150,000	200,000	200,000	200,000
750,000	225,000	300,000	300,000	300,000
1,000,000	300,000	400,000	400,000	400,000
1,250,000	375,000	500,000	500,000	500,000
1,500,000	450,000	600,000	600,000	600,000
1,750,000	525,000	700,000	700,000	700,000
2,000,000	600,000	800,000	800,000	800,000
2,250,000	675,000	900,000	900,000	900,000
2,500,000	750,000	1,000,000	1,000,000	1,000,000

The compensation covered by the SERP is based on a participant’s final five-year average of annual salary and bonus. As of December 31, 2005, the Named Executive Officers participating in the SERP had the following estimated credited years of benefit service for purposes of the SERP: Ronald M. DeFeo – 14 years; Colin Robertson – 11 years; Phillip C. Widman – 3 years and Eric I Cohen – 8 years. Benefits are computed assuming a normal retirement age (“NRA”) of 65 or when age plus years of service first equal 90. Benefits accrue at 2% of average compensation per year of service, payable at the NRA, up to a maximum of 20 years of service. Benefits are payable monthly as a life annuity with 120 monthly payments guaranteed. Benefits are reduced by 50% for Social Security payments and 100% for any other Company-paid retirement benefits.

Mr. DeFeo participates in the Terex Corporation Salaried Employees’ Retirement Plan, which was merged into the Terex Corporation Retirement Program for Salaried Employees on June 30, 2000 (the “Retirement Plan”). None of the other Named Executive Officers participate in the Retirement Plan. Participants in the Retirement Plan with five or more years of eligible service are fully vested and entitled to annual pension benefits beginning at age 65. Retirement benefits under the Retirement Plan for Mr. DeFeo are equal to the product of (i) the participant’s years of service (as defined in the Retirement Plan) and (ii) 1.08% of final average earnings (as defined in the Retirement Plan) plus 0.65% of such compensation in excess of amounts shown on the applicable Social Security Integration Table. Service in excess of 25 years is not recognized. There is no offset for primary Social Security. Participation in the Retirement Plan was frozen as of May 7, 1993, and no participants, including Mr. DeFeo, will be credited with service following such date. However, participants not currently fully vested will be credited with service for purposes of determining vesting only. The annual retirement benefits payable at normal retirement age under the Retirement Plan will be $4,503 for Mr. DeFeo.

Mr. Robertson has participated since 1994 in the Terex Pension Scheme (the “Pension Scheme”) maintained by Terex Equipment Limited (“TEL”), one of the Company's foreign subsidiaries located in Scotland. None of the other Named Executive Officers participate in the Pension Scheme. Contributions to the Pension Scheme are 10.5% of base salary from TEL and 5% of base salary from Mr. Robertson. At the normal retirement age of 65, Mr. Robertson’s projected pension would be approximately 35/60ths of his then base salary or of the average of his highest three consecutive years of salary in his last ten years of service with the Company, whichever is greater, less any retained benefits. Should the value of the accrued pension on retirement on or before age 65 exceed $2.8 million, then any benefits in excess of this value become taxable at a higher rate. At December 31, 2005, the projected pension benefit payable at normal retirement age to Mr. Robertson would be $329,000.

Compensation of Directors

Directors who are employees of the Company receive no additional compensation by virtue of their being directors of the Company. For their service, outside directors receive an annual retainer, as described below. All directors of the Company are reimbursed for travel, lodging and related expenses incurred in attending Board and committee meetings.

The compensation program for outside directors is designed primarily to encourage outside directors to receive the annual retainer for Board service in Common Stock or in options for Common Stock, or both, to enable directors to defer receipt of their fees and to satisfy the Company's Common Stock ownership objective for outside directors.

Under the program, outside directors receive annually the equivalent of $50,000 for service as a Board member (or a prorated amount if a director’s service begins other than on the first day of the year). Each director elects annually, for the particular year, to receive this fee in (i) shares of Common Stock currently, (ii) options to purchase shares of Common Stock currently, (iii) cash to be contributed to the Company's Deferred Compensation Plan, or (iv) any combination of the three preceding alternatives. The total for any year of the (i) number of shares paid and (ii) the number of shares covered by options granted may not exceed 7,500 (as such number may be adjusted to take into account any change in the capital structure of the Company by reason of any stock split, stock dividend or recapitalization). If a director elects to receive shares of Common Stock currently, then 40% of this annual retainer (or $20,000) is paid in cash to offset the tax liability related to such election. If a director elects to receive cash, this cash must be contributed into the Common Stock account of the Company's Deferred Compensation Plan, unless the director has already satisfied the Company's Common Stock ownership objective described below, in which case the funds may be invested in an interest-bearing account in the Company's Deferred Compensation Plan.

For purposes of calculating the number of shares of Common Stock or number of options into which the fixed sum translates, Common Stock is valued at its closing price on the NYSE on the payment or grant date (the first trading day of any year or any other applicable date). With respect to options that a director elects to receive, the price of the Common Stock, determined as above, is adjusted to reflect year-to-year volatility in the market price of the Common Stock. This adjusted price is the value of the underlying option at the time of grant. For 2005 the options were valued at 25% of fair market value of Common Stock on the date of grant. Options vest immediately upon grant and have a ten-year term.

Directors receive a fee of $1,000 for each Board or committee meeting attended in person and $500 for each Board or committee meeting attended telephonically. However, directors do not receive any fees for attending a committee meeting when the committee meeting is held on the same day as a Board meeting. In addition, each director who serves as chairperson of a committee of the Board receives an annual retainer of $10,000, payable in cash, and each director who serves as a member of a committee (including any committee that the director chairs) receives an annual retainer of $5,000, payable in cash. For a director whose service begins other than on the first day of the year, any retainer is prorated. Directors may elect to defer receipt of retainers for committee service into the Company’s Deferred Compensation Plan.

Any Board or committee retainers or meeting fees that are deferred into the Common Stock account receive a matching 25% contribution from the Company in Common Stock. Board retainers, committee retainers and meeting fees (or portions of each) may also be deferred to an interest-bearing account under the Company's Deferred Compensation Plan and earn interest, which is compounded annually. The rate of interest for 2005 was approximately 5.64% per annum. Payment of any deferral (whether in Common Stock or cash) is deferred until the director’s termination of service or such earlier date as the director specifies when electing the applicable deferral.

The Company's director compensation program also establishes a Common Stock ownership objective for outside directors. Each director is expected to accumulate, over the three-year period commencing January 1, 2000, or, if later, the first three years of Board service beginning on or after January 1, 2000, the number of shares of Common Stock that is equal in market value to three times the annual retainer for Board service ($150,000). Once this ownership objective is achieved, the director is expected to maintain such minimum ownership level. The intent is to encourage acquisition and retention of Common Stock by directors, evidencing the alignment of their interests with the interests of stockholders. To this end, each new director receives an award of shares of Common Stock having a market value of $25,000 on the date of the award. Each new director must defer receipt of this award under the Company’s Deferred Compensation Plan.

The compensation paid to the Company’s outside Directors in 2005 is summarized in the following table:

Outside Director	Annual Retainer (1)	Committee Retainers (2)	Committee Fees	Total Compensation (3)
G. Chris Andersen	$50,000	$20,000	$11,000	$81,000
Paula H.J. Cholmondeley	$50,000	$10,000	$15,500	$75,500
Don DeFosset	$50,000	$10,000	$23,000	$83,000
William H. Fike	$50,000	$20,000	$10,500	$80,500
Dr. Donald P. Jacobs	$50,000	$10,000	$15,500	$75,500
David A. Sachs	$50,000	$20,000	$23,500	$93,500
J. C. Watts, Jr.	$50,000	$10,000	$6,000	$66,000
Helge H. Wehmeier	$50,000	$10,000	$16,500	$76,500

______________________

(1) Each director elected to receive his/her annual retainer in cash to be contributed to the Company’s Deferred Compensation Plan except for Mr. Sachs, who elected to receive his annual retainer in options to purchase shares of Common Stock.

(2) Messrs. Andersen, DeFosset, Jacobs, Sachs and Wehmeier elected to receive their committee retainers in cash to be contributed to the Company’s Deferred Compensation Plan. Ms. Cholmondeley and Mr. Watts elected to receive their committee retainers in cash and Mr. Fike elected to receive 50% of his committee retainers in cash to be contributed to the Company’s Deferred Compensation Plan and the remaining 50% in cash.

(3) In addition to the total compensation listed, each director received in 2005 the following 25% matching contribution from the Company in Common Stock for any Board or committee retainers or meeting fees that were deferred into the Common Stock account: $20,250 for Mr. Andersen, $12,500 for Ms. Cholmondeley, $20,750 for Mr. DeFosset, $15,000 for Mr. Fike, $18,875 for Dr. Jacobs, $10,875 for Mr. Sachs, $12,500 for Mr. Watts and $19,125 for Mr. Wehmeier.

Employment Contracts, Termination of Employment and Change-in-Control Arrangements

The Company and Ronald M. DeFeo entered into the DeFeo Agreement on July 1, 2005. The DeFeo Agreement became effective upon the expiration of the previous employment agreement between Terex and Mr. DeFeo, dated January 1, 2002, as amended, which expired by its terms on June 30, 2005.

Pursuant to the DeFeo Agreement, Mr. DeFeo’s term of employment with Terex as Chief Executive Officer, reporting to the Board, extends through December 31, 2012. In the event of a Change in Control (as such term is defined in the DeFeo Agreement) on or prior to December 31, 2012, Mr. DeFeo's term of employment would continue until the later of December 31, 2012 or 36 months after such Change in Control.

Under the DeFeo Agreement, Mr. DeFeo is to receive an initial annual base salary of $850,000, subject to increase by the Board, as well as annual bonuses and long-term incentive compensation during his term of employment in accordance with any plan or plans established by the Company. The Company also agrees to use its best efforts to have Mr. DeFeo elected as a member of the Board and, consistent with generally accepted best corporate governance standards, Chairman of the Board during the term of the DeFeo Agreement.

If Mr. DeFeo's employment with the Company is terminated for any reason, including for Cause (as such term is defined in the DeFeo Agreement), due to Mr. DeFeo's death or disability, or by Mr. DeFeo voluntarily, or if Mr. DeFeo elects not to extend the DeFeo Agreement at the end of its term, Mr. DeFeo or his beneficiary is to receive, in addition to his salary, bonus and other compensation earned through the time of such termination, (i) any deferred compensation then in effect, (ii) any other compensation or benefits that have vested through the date of termination or to which Mr. DeFeo may then be entitled, including long term incentive compensation awards, stock and stock option awards, and (iii) reimbursement of expenses incurred by Mr. DeFeo through the date of termination but not yet reimbursed. If Mr. DeFeo’s employment with the Company is terminated as the result of Mr. DeFeo’s death or disability, then Mr. DeFeo or his beneficiary would also be entitled to receive a prorated portion of his bonus for the fiscal year during which such termination occurs.

If Mr. DeFeo's employment with the Company is terminated by the Company without Cause or by Mr. DeFeo for Good Reason (as such term is defined in the DeFeo Agreement), or if the Company elects not to extend the DeFeo Agreement at the end of its term, Mr. DeFeo is to receive, in addition to his salary, bonus and other compensation earned through the time of such termination, (i) two times his base salary, (ii) two times the average of his annual bonuses for the two calendar years preceding termination, (iii) a prorated portion of his bonus for the fiscal year during which such termination occurs, (iv) continuing insurance coverage for up to two years from termination, (v) immediate vesting of non-performance based unvested stock options and stock grants with a period of one year following termination to exercise his options, and (vi) continuation of all other benefits in effect at the time of termination for up to two years from termination. The cash portion of this payment is spread over a 13-month period following the date of termination, except if such termination occurs within 24 months following a Change in Control, in which event the cash portion is to be paid in a lump sum. In addition, if Mr. DeFeo’s employment is terminated by the Company without Cause or by Mr. DeFeo for Good Reason within 24 months following a Change in Control, Mr. DeFeo is entitled to (A) the greater of (1) the sum of (i), (ii) and (iii) above and (2) an amount equal to all compensation required to be paid to Mr. DeFeo for the balance of the term of the DeFeo Agreement, (B) the immediate vesting of any unvested performance stock options, stock grants, long term incentive compensation awards and other similar awards, with a period of one year following termination to exercise any such options and (C) any amounts payable under the SERP for the number of years of service achieved by Mr. DeFeo on the date of termination. The DeFeo Agreement also provides for additional payments to Mr. DeFeo in the event that any payments under the DeFeo Agreement are subject to excise tax under the Internal Revenue Code of

1986, as amended (the “Code”), such that Mr. DeFeo retains an amount of such additional payments equal to the amount of such excise tax.

The DeFeo Agreement requires Mr. DeFeo to keep certain information of the Company confidential during his employment and thereafter. The DeFeo Agreement also contains an agreement by Mr. DeFeo not to compete with the business of the Company during his term of employment with the Company and for a period of 18 months thereafter (24 months thereafter, if the date of Mr. DeFeo's termination is within 24 months following a Change in Control).

As soon as legally permissible and reasonably practicable after the execution of the DeFeo Agreement, Mr. DeFeo shall receive a restricted stock award of 100,000 shares which shall vest as follows:

(i)

30,000 shares shall vest 10,000 per annum over three years beginning in 2006, provided that Terex’s Return on Invested Capital (as such term is defined in the DeFeo Agreement) equals or exceeds 20% for such prior calendar year (since the Company’s Return on Invested Capital exceeded 20% for 2005, Mr. DeFeo will vest in the first 10,000 shares in 2006);

(ii)

35,000 shares shall vest on March 31, 2009 in the event that Terex’s Return on Invested Capital for each of the four calendar years 2005, 2006, 2007 and 2008 equals or exceeds the average Return on Invested Capital of the Machinery Group (as such term is defined in the DeFeo Agreement) for each of those four years; provided, however, that in the event Terex’s Return on Invested Capital for each of the four calendar years 2005, 2006, 2007 and 2008 is less than the average Return on Invested Capital of the Machinery Group for each of those four years, but Terex’s average Return on Invested Capital for any three of such four years equals or exceeds the average Return on Invested Capital for the Machinery Group for the comparable three years, then 20,000 shares (of the 35,000 shares provided for in this clause (ii)) shall vest on March 31, 2009; and

(iii)

35,000 shares shall vest on March 31, 2009 in the event that the ratio of Terex’s average Return on Invested Capital for the three calendar years 2006, 2007 and 2008 to the average Return on Invested Capital of the Diversified Industrial Group (as such term is defined in the DeFeo Agreement) for 2006, 2007 and 2008 (the “Three Year Ratio”) equals or exceeds 110% of the ratio that Terex’s average Return on Invested Capital for 2005 bears to the average Return on Invested Capital of the Diversified Industrial Group for 2005 (the “2005 Ratio”); provided, however, that 20,000 shares (of the 35,000 shares provided for in this clause (iii)) shall vest on March 31, 2009 if the Three Year Ratio equals or exceeds 100% of the 2005 Ratio but is less than 110% of the 2005 Ratio.

The Company and Colin Robertson, the Executive Vice President, Operations of Terex, entered into an Offer Letter dated as of January 5, 2006 (the “Robertson Letter”). Pursuant to the Robertson Letter, Mr. Robertson’s employment with Terex as Executive Vice President, Operations is strictly at will. However, termination of employment by Mr. Robertson is subject to twelve (12) months written notice from him to the Company.

Under the Robertson Letter, Mr. Robertson is to receive an initial annual base salary of $525,000, subject to review periodically by the Compensation Committee of the Board of Directors, as well as annual bonuses and long-term incentive compensation in accordance with any plan or plans established by the Company. Mr. Robertson will continue to be eligible to participate in the SERP and will receive additional benefits, including reimbursement of certain relocation expenses and a company car.

As soon as practicable and to the extent permitted by law, Mr. Robertson will receive a grant of 10,000 shares of Terex common stock as well as an option to purchase 5,000 shares of Terex common stock at the closing price of a share of Terex common stock on the trading day immediately preceding the date of the award. These grants have not yet occurred and will vest over a pre-determined time period.

If Terex appoints a new Chief Operating Officer of the Company, other than Mr. Robertson, on or before December 31, 2008, then under certain circumstances Mr. Robertson will be entitled to receive a severance benefit equal to his annual base salary.

The Robertson Letter requires Mr. Robertson to keep certain information of the Company confidential during his employment and thereafter. The Robertson Letter also contains an agreement by Mr. Robertson not to compete with the business of the Company during his term of employment with the Company and for a period of twelve (12) months thereafter. In addition, Mr. Robertson agrees that he will not at any time during the period of his employment with the Company and for a period of eighteen (18) months thereafter, directly or indirectly, engage in any business or own or control any interest in, or act as a director, officer, employee, agent or consultant of certain specified competitors of the Company.

The Company and each of Colin Robertson, Robert R. Wilkerson, Phillip C. Widman and Eric I Cohen (each an “Executive”) has a Change in Control and Severance Agreement entered into in March 2006 (the “Executive Agreements”). Pursuant to the Executive Agreements, if an Executive’s employment with the Company is terminated within six months of a Change in Control (as defined in the Executive Agreements) in anticipation of such Change in Control or within 24 months following a Change in Control, other than for Cause, by reason of death or Permanent Disability, or by the Executive without Good Reason (each as defined in the Executive Agreements), the Executive is to receive (i) two times his base salary, (ii) two times his annual bonus for the last calendar year preceding termination, and (iii) any accrued vacation pay. This payment is to be paid in a lump sum simultaneously with the Executive’s termination. The Executive Agreements also provide for additional payments to the Executive in the event that any payments under the Executive Agreements are subject to excise tax under the Code, such that the Executive retains an amount of such additional payments equal to the amount of such excise tax. In addition, the Executive also will receive (a) immediate vesting of unvested stock options and stock grants, with a period of up to six months following termination to exercise such options, (b) immediate vesting of all unvested units granted under the LTIP for their maximum cumulative value, (c) continuing insurance coverage for 24 months from termination, (d) continuation of all other benefits in effect at the time of termination for 24 months from termination and (e) outplacement services for a period of at least 12 months from termination.

In the event an Executive’s employment with the Company is terminated by the Company without Cause or by the Executive for Good Reason (other than in connection with a Change in Control), the Company is to pay the Executive (i) two times his base salary, (ii) two times his annual bonus for the last calendar year preceding termination and (iii) any accrued vacation pay. This is to be paid in 24 equal monthly payments. In such event, the Executive would also have the right to exercise any stock options, long term incentive awards or similar awards for up to six months following termination, and would immediately vest in options and stock awards granted under the Company’s incentive plans that would vest in the 24 months following the date of termination. In addition, the Company would also provide continuing insurance coverage, continuation of all other benefits in effect at the time of termination for 24 months from termination and outplacement services for a period of at least 12 months from termination.

As part of the Executive Agreements, the Executives agree to keep confidential certain Company information and not to disparage the Company. In addition, Mr. Robertson and Mr. Wilkerson, agree that, for a period of 18 months and Mr. Widman for a period of 12 months following the date of termination

(or 24 months for Mr. Robertson and Mr. Wilkerson following such termination, if such termination is within 24 months following a Change in Control), the Executive will not, without the prior written consent of the Company, directly or indirectly engage in or render any services to any Competitive Business (as such term is defined in the Executive Agreements) nor solicit, induce or entice any employee of the Company to leave the Company.

Each Executive Agreement remains in effect until the earliest of: (i) termination of the Executive’s employment prior to a Change in Control (other than termination in anticipation of a Change in Control) by the Company for Cause, by the Executive for any reason other than Good Reason or by reason of the Executive’s death or Permanent Disability; (ii) termination of the Executive’s employment with the Company following a Change in Control, by reason of death or Permanent Disability, by the Company for Cause or by the Executive for any reason other than Good Reason; or (iii) three years after the date of a Change in Control; however, each Executive Agreement terminates on March 31, 2008, if the Executive is still in the employ of the Company at such time and a Change in Control has not yet occurred and is not reasonably expected to occur within six months thereafter.

Compensation Committee Interlocks and Insider Participation

The Compensation Committee of the Board, recommending compensation for executive officers, including the Named Executive Officers, at the end of 2005 consisted of G. Chris Andersen, Don DeFosset, William H. Fike, David A. Sachs and J.C. Watts, Jr. There are no Compensation Committee interlocks or insider participation with respect to such individuals.

Compensation Committee Report

Executive Compensation Philosophy

The objectives of the Company’s executive compensation program are to: (i) attract and retain executives with the skills critical to the long-term success of the Company, (ii) motivate and reward individual and team performance in attaining business objectives and maximizing stockholder value and (iii) link a significant portion of compensation to appreciation in the price of the Company’s stock, so as to align the interests of the executive officers with those of the stockholders.

To meet these objectives, the total compensation program is designed to be competitive with the programs of other corporations of comparable revenue size in industries with which the Company competes for customers and executives and to be fair and equitable to both the executive and the Company. Consideration is given to the executive’s overall responsibilities, professional qualifications, business experience, job performance, technical expertise and career potential and the combined value of these factors to the Company’s long-term performance and growth.

The Compensation Committee (the “Committee”) believes that a substantial portion of an executive’s total compensation should be aligned with the performance of the Company. Therefore, an executive officer will receive a significant portion of his or her compensation in Restricted Stock, options to purchase Common Stock, LTIP grants and an annual bonus, of which a considerable part is linked to the performance of the Company. Accordingly, as an executive officer’s level of responsibility increases, it is the intent of the Committee to have a greater portion of the executive’s compensation be dependent on the Company’s performance.

Executive Compensation Program

Each year the Committee, which is comprised entirely of independent directors, determines the compensation arrangements for the Company’s executive officers, including the Named Executive

Officers. The Company’s human resources department supports the Committee in its work. In addition, the Committee retained an outside consultant to assist it in determining the compensation of the Company’s executive officers and its Chief Executive Officer (“CEO”). The Committee’s aim is to achieve the proper balance between individual incentives, the corporate strategic plan and stockholder interests.

The executive compensation program has three principal components: salary, short-term incentive compensation (annual bonus) and long-term incentive compensation, each of which is described below. While the components of compensation are considered separately, the Committee takes into account the full compensation package afforded by the Company to the individual executive.

Salary

Salary is determined by evaluating the responsibilities of the position held, the individual’s past experience, current performance and the competitive marketplace for executive talent. The Committee believes that salary ranges for the Company’s executive officers are comparable to salary ranges of executives at companies of similar size, as reported in data available to the Committee.

Annual Bonus

In addition to salary, each executive officer is eligible for an annual bonus under the Terex Corporation 2004 Annual Incentive Compensation Plan, which was previously adopted by the Board and the stockholders of Terex in 2004. In 2005, for executive officers other than the CEO, 60% of the bonus target was based upon a return on invested capital (“ROIC”) measurement determined at the overall Terex level. ROIC was determined using a formula based on Terex’s operating earnings, average net debt and average book equity based on a five quarter period starting with the fourth quarter of 2004. The other 40% was based on individual performance, which could include all or any combination of segment performance, business unit performance, personal goals, Terex Improvement Process and human resources planning initiatives, as well as other financial and non-financial measurements. As discussed below, the bonus of the CEO in 2005 was determined based upon different criteria.

Long-Term Incentive Compensation

Long-term incentive awards are granted in cash and non-cash components. The purpose of long-term awards, currently in the form of stock options (non-cash), grants of Restricted Stock (non-cash), and grants under the LTIP (cash and under certain circumstances non-cash), is to align the interests of the executive officers with the interests of the stockholders. Additionally, long-term awards offer executive officers an incentive for the achievement of superior performance over time and foster the retention of key management personnel. In determining stock option, Restricted Stock and LTIP grants, the Committee bases its decision on the individual’s position and performance, and the relationship of equity and objective performance goals to the other components of the individual’s compensation.

CEO Compensation

The compensation of the CEO is determined pursuant to the principles stated above. Specific consideration is given to the CEO’s responsibilities and experience in the industry and the compensation package of chief executive officers of comparable companies.

In appraising the CEO’s performance during 2005, the Committee noted that net sales for the Company for 2005 were $6.4 billion, an increase of approximately 28% from the Company’s 2004 net sales of $5.0 billion. This was in excess of the $6 billion revenue goal for 2006 that originally was set in 2003. The Committee considered the Company’s earnings per share of $3.69 in 2005, as compared to earnings per share of $6.34 (of which $3.93 relates to the reversal of a tax valuation allowance) in 2004. The Committee also noted the continued improvement in the Company’s stock price during 2005, which increased approximately 25% from $47.65 at December 31, 2004 to $59.40 at December 31, 2005.

As part of its review, the Committee compared the Company’s performance with that of various other companies in the equipment manufacturing sector, and noted that the Company generally performed favorably, especially with respect to its return on invested capital, increase in enterprise value and growth of market capitalization as compared to the performance of these other companies.

The Committee also took into account that the Company has maintained a focus on improving its balance sheet. The Company was able to continue to reduce its net debt (defined as total debt less cash) by approximately $209 million in 2005. This led to a ratio of net debt to total capitalization of approximately 33% at the end of 2005, which was meaningful progress when compared to the 41% result achieved at the end of 2004.

In addition, the Committee recognized the continuing improvement on the Company’s working capital efficiency. The Company met its goal to deliver an 18% working capital to revenue relationship as a percent of trailing three month annualized sales at the end of 2005 by delivering a result of 17.5% at the end of 2005. This continued the significant improvement from 2002 levels as the Company heightened its focus on working capital management.

The Committee reviewed the CEO’s oversight of the introduction of the Terex Business System in 2005, which is expected to be the framework around which Terex intends to build a better company. They noted the CEO’s continued efforts to institute viable strategic and human resources plans at the Company, and his oversight of additions to senior management. The CEO was instrumental in augmenting senior management at the end of 2005 with the promotion of Colin Robertson to the newly created position of Executive Vice President, Operations and the hiring of Katia Facchetti to the newly created position of Senior Vice President and Chief Marketing Officer.

The Committee noted that the CEO invested a significant amount of time in dealing with the Company’s restatement situation and various other financial reporting issues in 2005, including beginning the implementation of a global enterprise system.

The Committee also recognized that, since becoming CEO in 1995, Mr. DeFeo continues to be the principal architect in transforming Terex and positioning the Company for the future.

For 2005, slightly less than 50% of the CEO’s bonus target was based on quantitative financial performance measures and was calculated based upon a percentage of his annual base salary and slightly more than 50% of the CEO’s bonus target was based on qualitative performance measures and was calculated based upon a fixed dollar amount. The 2005 quantitative financial performance measures focused on four specific areas of financial performance: ROIC, weighted as 60% of the quantitative target; earnings per share, weighted 20%; management of working capital, weighted 10%; and reduction of debt, weighted 10%. The 2005 qualitative performance measures were in the following areas: talent development and succession planning; financial controls and information technology; marketing and branding; Terex Business Systems; development of new markets; capital structure and transformation; and making Terex a better place to work.

The CEO earned a formula bonus for 2005, based on his achievement of these predetermined quantitative performance goals as well as his attainment of the specified qualitative performance goals, in the total amount of $1,650,000.

Deductibility of Executive Compensation

Section 162(m) of the Code limits to $1 million a year the deduction that a publicly held corporation may take for compensation paid to each of its chief executive officer and four other most highly compensated employees unless the compensation is “performance-based.” Performance-based compensation must be based on the achievement of pre-established, objective performance goals under a plan approved by stockholders.

In order to reduce or eliminate the amount of compensation that would not qualify for a tax deduction should the compensation of the CEO or any other executive officer exceed $1 million in any year, the Company's LTIP and 2004 Annual Incentive Compensation Plan were submitted to and approved by stockholders at the Company's 1999 and 2004 meeting, respectively, so that amounts earned thereunder by certain employees will qualify as performance-based.

COMPENSATION COMMITTEE

G. CHRIS ANDERSEN

DON DEFOSSET

WILLIAM H. FIKE

DAVID A. SACHS

J.C. WATTS, JR.

Performance Graph

The following stock performance graph is intended to show the Company's stock performance compared with that of comparable companies. The stock performance graph shows the change in market value of $100 invested in the Company’s Common Stock, the Standard & Poor’s 500 Stock Index and a peer group of comparable companies (“Index”) for the period commencing December 31, 2000 through December 31, 2005. The cumulative total stockholder return assumes dividends are reinvested. The stockholder return shown on the graph below is not indicative of future performance.

The Index consists of the following companies, which are in similar lines of business as the Company: Astec Industries, Inc., Caterpillar Inc., CNH Global N.V., Deere & Co., JLG Industries, Inc., Joy Global Inc. (since 2001) and Manitowoc Co. The companies in the Index are weighted by market capitalization.

	Dec-00	Dec-01	Dec-02	Dec-03	Dec-04	Dec-05
Terex Corp.	$100	$108	$69	$176	$294	$367
S&P 500®	$100	$88	$69	$88	$98	$103
Custom Composite Index (7 Stocks)	$100	$104	$97	$159	$191	$222

The Custom Composite Index consists of Astec Industries, Inc., Caterpillar Inc., CNH Global N.V., Deere & Co.,
JLG Industries, Inc., Joy Global Inc. (since 3Q01) and Manitowoc Co.
Copyright © 2006, Standard & Poor's, a division of the McGraw-Hill Companies, Inc. All rights reserved.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

From time to time, TEL made payment of income taxes to the government on behalf of employees generally in connection with the vesting of grants of Restricted Stock. The employee would then reimburse TEL. Mr. Robertson, a Named Executive Officer and a former employee of TEL, participated in this practice prior to becoming an Executive Officer of the Company. In connection with this practice, TEL inadvertently continued to pay taxes for Mr. Robertson in connection with the vesting of grants of Restricted Stock awarded to him by the Company subsequent to Mr. Robertson becoming an Executive Officer of the Company. As of December 31, 2004, Mr. Robertson owed TEL $240,000 as a result of taxes paid by TEL on behalf of Mr. Robertson in 2004. As of December 31, 2005, TEL was owed $196,000 from Mr. Robertson. Mr. Robertson has subsequently repaid all amounts paid on his behalf in full. This inadvertent arrangement constituted a non-permissible extension of credit under Section 402 of the Sarbanes-Oxley Act of 2002, and, accordingly, this arrangement has been terminated with respect to Mr. Robertson effective at the end of 2005.

The Company intends that all transactions with affiliates are to be on terms no less favorable to the Company than could be obtained in comparable transactions with an unrelated person. The Board will be advised in advance of any such proposed transaction or agreement and will utilize such procedures in evaluating their terms and provisions as are appropriate in light of the Board’s fiduciary duties under Delaware law. In addition, the Company has an Audit Committee consisting solely of independent directors. One of the responsibilities of the Audit Committee is to review related party transactions. See “Audit Committee Meetings and Responsibilities.”

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires the Company’s directors and executive officers, and each person who is the beneficial owner of more than 10% of the Company’s outstanding equity securities, to file with the SEC initial reports of ownership and changes in ownership of equity securities of the Company. Specific due dates for these reports have been established by the SEC and the Company is required to disclose in this Proxy Statement any failure to file such reports by the prescribed dates during 2005. Officers, directors and greater than 10% beneficial owners are required by SEC regulation to furnish the Company with copies of all reports filed with the SEC pursuant to Section 16(a) of the Exchange Act.

To the Company’s knowledge, based solely on review of the copies of reports furnished to the Company and written representations that no other reports were required, all filings required pursuant to Section 16(a) of the Exchange Act applicable to the Company’s officers, directors and greater than 10% beneficial owners were complied with during the year ended December 31, 2005.

AUDIT COMMITTEE REPORT

The Audit Committee of the Board has reviewed and discussed the Company’s audited financial statements for the fiscal year ended December 31, 2005, with the management of the Company and the Company's independent accountants, PricewaterhouseCoopers LLP. The Audit Committee has discussed with PricewaterhouseCoopers LLP the matters required to be discussed by Statement on Auditing Standards 61 (Codification of Statements on Auditing Standards, Communication with Audit Committees). The Audit Committee also has received the written disclosures and the letter from the independent accountants required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees) and has discussed with PricewaterhouseCoopers LLP the independence of such independent accounting firm. The Audit Committee also has considered whether PricewaterhouseCoopers LLP's provision of non-audit services to the Company is compatible with the accountants' independence.

Based on its review and discussions referred to in the preceding paragraph, the Audit Committee recommended to the Board that the audited financial statements for the Company’s fiscal year ended December 31, 2005 be included in the Company’s Annual Report on Form 10-K for the Company’s fiscal year ended December 31, 2005 for filing with the SEC.

The Audit Committee's responsibility is to monitor and oversee the audit processes. However, the members of the Audit Committee are not practicing certified public accountants, professional auditors or experts in the fields of accounting and auditing and rely, without independent verification, on the information provided to them and on the representations made by management and the independent accountants.

AUDIT COMMITTEE

DAVID A. SACHS
PAULA H. J. CHOLMONDELEY
DON DEFOSSET
DR. DONALD P. JACOBS
HELGE WEHMEIER

PROPOSAL 2: INDEPENDENT ACCOUNTANTS

The firm of PricewaterhouseCoopers LLP has audited the consolidated financial statements of the Company for 2005. The Board of Directors, at the recommendation of the Audit Committee, desires to continue the service of this firm for 2006. Accordingly, the Board of Directors recommends to the stockholders ratification of the retention of PricewaterhouseCoopers LLP as the Company’s independent accountants for the fiscal year ending December 31, 2006. If the stockholders do not approve PricewaterhouseCoopers LLP as the Company’s independent accountants, the Board of Directors and the Audit Committee will reconsider this selection.

Representatives of PricewaterhouseCoopers LLP are expected to be present at the Meeting with the opportunity to make a statement if they desire to do so, and they are expected to be available to respond to appropriate questions.

Audit Fees

During the last two fiscal years ended December 31, 2005 and December 31, 2004, PricewaterhouseCoopers LLP charged the Company $7,920,000 and $8,800,000, respectively, for professional services rendered by such firm for the audit of the Company’s annual financial statements and review of the Company’s financial statements included in the Company’s quarterly reports on Form 10-Q for that fiscal year. Audit fees for the fiscal years ended December 31, 2005 and December 31, 2004 include fees of $2,300,000 and $2,900,000 for professional services provided in connection with the assessment of the Company’s internal controls pursuant to Section 404 of the Sarbanes-Oxley Act of 2002.

Audit-Related Fees

Audit-Related Fees consist of fees for assurance and related services that are reasonably related to the performance of the audit or review of the Company’s financial statements. This category includes fees related to various audit and attest services, due diligence related to mergers, acquisitions and investments, and consultations concerning financial accounting and reporting standards. The aggregate fees billed by PricewaterhouseCoopers LLP for such audit-related services for the fiscal years ended December 31, 2005 and December 31, 2004, were $516,000 and $168,000, respectively.

Tax Fees

The aggregate fees billed for tax services provided by PricewaterhouseCoopers LLP in connection with tax compliance, tax consulting and tax planning services for the fiscal years ended December 31, 2005 and December 31, 2004, were $110,000 and $185,000, respectively.

All Other Fees

The aggregate fees billed for services not included in the above services for the fiscal years ended December 31, 2005 and December 31, 2004, were $39,000 and $50,000, respectively and were primarily related to miscellaneous items, including foreign government filings.

All of the services related to the Audit-Related Fees, Tax Fees or All Other Fees described above were approved by the Audit Committee pursuant to the general pre-approval provisions set forth in the Audit Committee’s pre-approval policies described in “Audit Committee Meetings and Responsibilities.”

The Board of Directors recommends that the stockholders vote FOR the ratification of PricewaterhouseCoopers LLP as independent accountants for 2006.

PROPOSAL 3: STOCKHOLDER PROPOSAL FOR ANNUAL SUSTAINABILITY REPORTS

The following stockholder proposal was submitted to the Company by the Office of the Comptroller of New York City, as custodian and trustee for, and on behalf of, the New York City Employees' Retirement System, the New York City Teachers' Retirement System, the New York City Police Pension Fund and the New York City Fire Department Pension Fund, and custodian of the New York City Board of Education Retirement System, which funds collectively held 19,003 shares of the Company’s Common Stock at December 1, 2004. The address of the Office of the Comptroller of New York City is 1 Centre Street, New York, New York 10007-2341.

Proposal and Supporting Statement

Whereas:

Disclosure of key information is a founding principle of our capital markets.

Investors increasingly seek disclosure of companies’ social and environmental practice in the belief that they impact stockholder value. Many investors believe companies that are good employers, environmental stewards, and corporate citizens will more likely prosper over the long term and be accepted in their communities. The link between sustainability performance and long term stockholder value is awakening mainstream financial companies to new tools for understanding and predicting capital markets. According to environmental research consultant Innovest, major investment firms including ABN-AMRO, Neuberger Berman, Schroders, T. Rowe Price, and Zurich/Scudder subscribe to information on companies’ social and environmental practices to help make investment decisions.

A growing number of companies are issuing sustainability reports. According to the Dow Jones Sustainability Group, sustainability includes: “Encouraging long lasting social well being in communities where they operate, interacting with different stakeholders (e.g. clients, suppliers, employees, government, local communities, and non-governmental organizations) and responding to their specific and evolving needs, thereby securing a long-term ‘license to operate’, superior customer and employee loyalty, and ultimately superior financial returns.”

Companies increasingly recognize that transparency and dialogue about sustainability are key to business success. For example, Ford Motor Company states, “sustainability issues are neither incidental nor avoidable – they are at the heart of our business.” Baxter International sees sustainability reporting as “a balanced way of thinking, acting and driving accountability across Baxter each and every day.” American Electric Power states that, “management and the Board have a fiduciary duty to carefully assess and disclose to stockholders appropriate information on the company’s environmental risk exposure.”

Moreover, many global organizations, like the European Union Framework for Corporate Social Responsibility, support corporate sustainability reporting. The national governments of Australia, Japan and the United Kingdom recommend sustainability reporting. In addition, companies listed on the Johannesburg and Paris Stock Exchanges are now required to report non-financial information related to corporate social and environmental performance.

Resolved:

That stockholders request the company disclose its social, environment and economic performance to the public by issuing annual sustainability reports.

Company’s Statement in Opposition

The Board of Directors recommends that the stockholders vote AGAINST this stockholder proposal for the following reasons:

The Company recognizes the importance of its social and environmental practices, as well as its economic performance, to its stockholders. The Company is committed to being a good citizen in all communities in which it operates. However, the Company believes that the requirement of creating an annual sustainability report is unnecessary, as its current policies and practices concerning social, environmental and economic issues already address more than adequately the concerns behind the stockholder proposal, and its current disclosure already provides stockholders with information regarding the Company’s activities in these areas.

The Company believes that its conduct and its reputation are among its most valuable assets. The Company is committed to the practice of good ethics and conduct among its officers, directors and employees. In that regard, the Company maintains its Code of Ethics and Conduct (the “Code of Ethics”) which represents the core of the Company’s business philosophy and values and which define how the Company conducts itself. All officers, directors and employees of the Company are expected to carefully read and adhere to the policies set forth in the Code of Ethics. The Code of Ethics covers many sustainability issues, including such topics as Compliance with Laws, Fair Dealings, Equal Opportunity, Discrimination and Harassment, Safety and Environmental Concerns and more. A copy of the Code of Ethics is readily available to all stockholders and others at the Company’s website, www.terex.com, under “About Terex” – “Investor Relations” – “Corporate Governance.”

The Company also features on the “About Terex” section of its website a discussion of its commitment to “Corporate Citizenship” and “Diversity,” which is again readily available to all stockholders and others. The Corporate Citizenship sections highlights the Company’s commitment and dedication to acting appropriately in areas such as ethics and conduct, corporate governance, occupational health and safety, concern for the environment, product safety, equal employment opportunity, and involvement in the local communities in which the Company operates. The Diversity section focuses on Terex’s commitment to a diverse employee and supplier base.

In addition to this information on the Company’s website, the Company makes available numerous other disclosures on social and environmental issues, as well as economic performance, in its public company reports filed with the SEC, press releases, annual reports to stockholders and otherwise.

The Company’s track record demonstrates that, wherever it operates, the Company works hard to be a good corporate citizen, including promoting social, environmental and economic issues, and the Company has made and will continue to make this information available to the public. Therefore, the Board of Directors believes that conducting a special annual review of social, environmental and economic issues and preparing an additional report to stockholders each year on the subject as the proposal requests is unnecessary and would not be effective uses of corporate resources. The time and expense involved in preparing such a report would not further benefit the Company or its stockholders and would detract from the Company’s focus on its business and operations.

The Board of Directors recommends that the stockholders vote AGAINST this stockholder proposal.

OTHER BUSINESS

The Board does not know of any other business to be brought before the Meeting. In the event any such matters are brought before the Meeting, the persons named in the enclosed Proxy will vote the Proxies received by them as they deem best with respect to all such matters.

STOCKHOLDER PROPOSALS

All proposals of stockholders intended to be included in the proxy statement to be presented at the 2007 Annual Meeting of Stockholders must be received at the Company’s offices at 500 Post Road East, Westport, Connecticut 06880, no later than December 15, 2006. All proposals must meet the requirements set forth in the rules and regulations of the SEC in order to be eligible for inclusion in the proxy statement for that meeting.

To nominate a candidate for election as a director at an annual meeting of stockholders or propose business for consideration at such a meeting, the Bylaws of the Company generally provides that notice must be given to the Secretary of the Company no more than 90 days nor less than 60 days prior to the date of the annual meeting. The Company anticipates that in order for a stockholder to nominate a candidate for election as a director at the Company's 2007 annual meeting or to propose business for consideration at such meeting, notice must be given between February 16, 2007 and March 18, 2007. The fact that the Company may not insist upon compliance with these requirements should not be construed as a waiver by the Company of its right to do so at any time in the future.

ANNUAL REPORT TO STOCKHOLDERS

The Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2005, including the Company's financial statements for that fiscal year, as filed with the SEC, is being mailed to stockholders of the Company with this Proxy Statement in lieu of a separate Annual Report. The Annual Report on Form 10-K does not constitute a part of the Proxy solicitation materials. Stockholders may, without charge, obtain copies of the Company’s Annual Report on Form 10-K filed with the SEC. Requests for this report should be addressed to the Company’s Secretary.

STOCKHOLDERS	ARE	URGED	TO	VOTE	THEIR	PROXIES	WITHOUT	DELAY.

A PROMPT RESPONSE WILL BE GREATLY APPRECIATED.

By order of the Board of Directors,
Eric I Cohen Secretary

May 16, 2006

Westport, Connecticut

Appendix A

TEREX CORPORATION

CHARTER OF THE AUDIT COMMITTEE

OF THE BOARD OF DIRECTORS

(Dated as of May 19, 2005)

This Charter is intended as a component of the flexible governance framework within which the Board, assisted by its committees, directs the affairs of the Company. While it should be interpreted in the context of all applicable laws, regulations and listing requirements, as well as in the context of the Company's Certificate of Incorporation and By Laws, it is not intended to establish by its own force any legally binding obligations.

The Audit Committee (the “Committee”) is a committee of the Board of Directors (the “Board”) of Terex Corporation (the “Company”). The Audit Committee charter is intended to comply with the applicable requirements of the Securities and Exchange Commission (the “SEC”) and the New York Stock Exchange (the “NYSE”).

Purpose

The primary function of the Committee is to assist the Board in fulfilling its responsibilities for oversight of (i) the quality and integrity of the accounting, auditing and reporting practices of the Company, (ii) the Company’s compliance with legal and regulatory requirements, (iii) the independent auditor’s qualifications and independence, (iv) the performance of the Company’s internal audit function, (v) related party transactions and (vi) the preparation of the audit committee report required by SEC rules to be included in the Company’s annual proxy statement.

Membership

The Chairman and members of the Committee shall be appointed by the Board on the recommendation of the Governance and Nominating Committee of the Board and may be replaced by the Board.

The Committee shall be composed of at least three directors, all of who shall have no relationship with the Company that may interfere with the exercise of their independent judgment. All of the members of the Committee shall meet the independence requirements of the SEC and the NYSE. Each member of the Committee shall be financially literate, or must become financially literate within a reasonable period of time after appointment to the Committee, as such qualification is interpreted by the Board in its business judgment. In addition, at least one member of the Committee shall be an “audit committee financial expert,” as defined in the rules of the SEC, and as determined by the Board in its business judgment. Members of the Committee are encouraged to not simultaneously serve on the Committee and on audit committees of more than two other public companies. If a member of the Committee also serves on the audit committee of two or more other public companies, then the Committee and the Board shall determine whether such simultaneous service would impair the ability of such member to effectively serve on the Committee. If it is determined that such simultaneous service would impair the member’s ability to effectively serve on the Committee, then such member shall immediately resign from the Committee.

Members of the Committee shall be compensated for their services at a rate established from time to time by the Board. Director’s fees are the only compensation a member of the Committee may receive from the Company.

Meetings

The Committee shall meet as often as it determines appropriate, but not less frequently than once each quarter, for the purposes described in this Charter and any other related purposes as needed.

The Committee shall meet periodically with management of the Company, the internal auditors of the Company and the Company’s independent auditor to discuss the matters for which the Committee is responsible. The Committee may request any officer or employee of the Company, or the Company’s outside counsel, internal auditors or independent auditor, to attend a meeting of the Committee or to meet with members of the Committee. In addition, the Committee shall meet periodically with management of the Company, the internal auditors of the Company and the Company’s independent auditor in separate executive sessions to discuss any matters the Committee or these groups believe should be discussed privately with the Committee.

Independent Auditor

The independent auditor for the Company is ultimately accountable to the Committee, and the Committee shall have the sole authority and responsibility to select, appoint, replace and, where appropriate, nominate for shareholder approval in any proxy statement, the independent auditor for the Company.

The independent auditor shall report directly to the Committee. The Committee shall be directly responsible for the compensation and oversight of the independent auditor for the Company.

The Committee shall confirm and monitor the independence of the independent auditor, including a review of management consulting services and related fees provided by the independent auditor to the Company. The Committee is responsible for ensuring that the independent auditor submit on a periodic basis to the Committee (not less frequently than annually) a formal written statement delineating all relationships between the independent auditor and the Company and reviewing a report by the independent auditor describing: (i) the auditor’s internal quality-control procedures; and (ii) any material issues raised by the most recent internal quality-control review of the auditor, or by any review, inquiry or investigation by governmental or professional authorities (including the Public Company Accounting Oversight Board), within the preceding five years, regarding one or more independent audits carried out by the auditor, and any steps taken to deal with any such issues. In addition, the Committee is responsible for actively engaging in a dialogue with the independent auditor with respect to any disclosed relationships or services that may impact the objectivity and independence of the independent auditor and for taking appropriate action in response to the independent auditor's report to satisfy itself of the independent auditor’s independence.

The Committee shall pre-approve all auditing services and permitted non-audit services (including the fees and terms thereof) to be performed for the Company by the independent auditor, including without limitation the annual compensation for audit services performed by the independent auditor.

Committee Responsibilities

In meeting its responsibilities, the Committee shall, without limitation, take the following actions:

1.

Monitor the Company's financial reporting process (including the system of internal control) and the objectivity of the Company's internal and independent auditors. This includes a review of the scope and results of the independent auditor’s annual examination, the internal audit activity of the Company, and other pertinent auditing and internal control matters in conjunction with management and the independent and internal auditors.

2.	Provide an avenue of communication for the internal auditors and the independent auditor with the Board.

3.	Review this Charter and assess its adequacy annually, and propose any recommended revisions to the Board for approval.

4.	Review the performance of the Committee annually and present its findings to the Board.

5.

Review and approve the Company’s internal audit staff functions, including the appointment, reassignment, or discharge of any internal auditors employed by the Company or any outsourced provider of internal auditing services, as the case may be.

6.	Consider, in consultation with the independent auditor and the internal auditors, the annual audit scope and plan.

7.

Consider and discuss with the independent auditor and the internal auditors the adequacy of the Company's internal controls, including without limitation controls for detecting and reporting accounting and financial errors, fraud and legal violations.

8.	Review and discuss the following items with management and the independent auditor at the completion of the annual examination and prior to issuance of the audited financial statements:

a.	The Company's annual financial statements and related footnotes, including the Company’s disclosures under “Management’s Discussion and Analysis of Financial Condition and Results of Operations.”

b.	The results of the independent auditor’s audit of the financial statements and the report thereon.

c.	Any significant changes required in the independent auditor’s audit plan.

d.	Any material weakness in internal controls and recommendations of the independent auditor and internal auditors, together with management's responses thereto.

Following such review, determine whether to recommend to the Board that the audited financial statements be included in the Company’s Annual Report on Form 10-K and Annual Report to Shareholders.

9.	Review and discuss with management and the independent auditor at the completion of each quarterly examination and prior to issuance of unaudited interim financial statements:

a.

The Company's unaudited interim financial statements and related footnotes, including the Company’s disclosures under “Management’s Discussion and Analysis of Financial Condition and Results of Operations.”

b.	The results of the independent auditor’s review of the unaudited interim financial statements.

c.	Any significant issues encountered during the course of the independent auditor’s review.

Following such review, determine whether to recommend to the Board that the unaudited interim financial statements be included in the Company’s Quarterly Report on Form 10-Q.

10.	Review and resolve any serious difficulties or disputes between management and the independent auditor encountered during the course of the audit.

11.

Review disclosure made to the Committee by the Chief Executive Officer and Chief Financial Officer of the Company during their certification process for the Company’s Annual Report on Form 10-K and Quarterly Report on Form 10-Q.

12.	Review and discuss with management and the independent auditor earnings press releases and related financial information and earnings guidance.

13.	Review and discuss with the independent auditor on a periodic basis:

a.	Critical accounting policies and practices of the Company.

b.

Alternative treatments of financial information within generally accepted accounting principles that have been discussed with management, ramifications of the use of such alternative disclosures and treatments, and the treatment preferred by the independent auditor.

c.	Emerging accounting and auditing issues and their potential impact on the Company.

d.	Other material written communications between the independent auditor and management.

14.	Review related party transactions and any other matters pertaining to potential conflicts of interest or adherence to the Company’s standards of business conduct.

15.

Discuss with management and the independent auditor the Company’s risk assessment and management policies, including the Company’s major financial risk exposure and steps taken by the Company to monitor and mitigate such exposure.

16.	Set policies with respect to the hiring of employees or former employees of the Company’s independent auditor.

17.	The Committee shall include a report in the Company's annual proxy statement containing such information as may be required by the SEC, including stating whether the Committee:

a.	Reviewed and discussed the audited financial statements with management.

b.	Discussed with the independent auditors the matters requiring discussion by SAS 61.

c.	Received the written disclosures and letter from the independent auditors required by Independence Standards Board Standard No. 1, and discussed with the independent auditors their independence.

d.	Based on the above, recommended to the full Board that the audited financial statements be included in the Company's Annual Report on Form 10-K.

18. Provide regular reports to the Board, detailing the actions of the Committee and such recommendations to the Board as the Committee may deem appropriate.

Compliance Oversight

The Committee shall establish procedures for the receipt, retention and treatment of complaints received by the Company regarding accounting, internal accounting controls or auditing matters, and the confidential, anonymous submission by employees of concerns regarding questionable accounting or auditing matters.

The Committee is authorized to investigate any reports made by attorneys for the Company of evidence of a material violation of securities laws or breach of fiduciary duties or similar violation at the Company and to require the Company to take remedial action as appropriate.

General

The Committee’s role is one of oversight. The Company’s management is responsible for preparing the Company’s financial statements and the independent auditors are responsible for auditing those financial statements. The Committee recognizes that Company management, the internal auditors and the independent auditors have more time, knowledge and detailed information about the Company than do Committee members. Consequently, in carrying out its oversight responsibilities, the Committee is not providing any expert or special assurance as to the Company’s financial statements or any professional certification as to the independent auditor’s work.

The Committee shall have the authority, to the extent it deems necessary or appropriate, to retain independent legal, accounting or other advisors and to approve the related fees and retention terms. The Company shall be responsible for the appropriate expense arising from the retention of such advisors.

The Committee will perform such other functions as assigned by law, the rules and regulations of the SEC and the NYSE, the Company's charter or bylaws, or the Board.

The Board may amend this Charter at any time.

ANNUAL MEETING OF STOCKHOLDERS OF

TEREX CORPORATION

___________________________

THIS IS YOUR PROXY. YOUR VOTE IS IMPORTANT.

Whether or not you plan to attend the Annual Meeting of Stockholders, you can ensure that your shares are represented at the meeting by completing, signing and returning your proxy card below.

Please date, sign and mail your proxy card in the envelope

provided as soon as possible.

Please detach and mail in the envelope provided.

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TEREX CORPORATION

2006 Annual Meeting

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby appoints Ronald M. DeFeo and Eric I Cohen, and either one of them, proxies with the power of substitution to act, by unanimous vote, or if only one votes or acts then by that one, to vote for the undersigned at the Annual Stockholders’ Meeting of Terex Corporation, to be held at 10:00 A.M., local time, on May 31, 2006, at the offices of Terex Corporation, 500 Post Road East, Westport, Connecticut, and any adjournment or postponement thereof, as follows:

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED STOCKHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR ALL OF THE BOARD OF DIRECTORS NOMINEES AND FOR PROPOSAL 2 AND WILL BE VOTED AGAINST PROPOSAL 3.

Address Changes: _____________________________________________________________

_____________________________________________________________________________

_____________________________________________________________________________

(If you noted Address Changes above, please mark corresponding box on the reverse side.)

(Continued and to be signed on the reverse side)

500 POST ROAD EAST

WESTPORT, CT 06880

VOTE BY INTERNET – www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE STOCKHOLDER COMMUNICATIONS

If you would like to reduce the costs incurred by Terex Corporation in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via email or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access stockholder communications electronically in future years.

VOTE BY PHONE – 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Terex Corporation, c/o ADP, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: X	KEEP THIS PORTION FOR YOUR RECORDS

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THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.	DETACH AND RETURN THIS PORTION ONLY

TEREX CORPORATION
Vote on Directors

1.ELECTION OF DIRECTORS					To Withhold authority to vote for
		For	Withhold	For All	any individual nominee, mark
		All	For All	Except	“FOR ALL EXCEPT” and write
NOMINEES					the nominee’s name on the line below:
01) Ronald M. DeFeo	06) Dr. Donald P. Jacobs
02) G. Chris Andersen	07) David A. Sachs	☐	☐	☐	_____________________________
03) Paula H.J. Cholmondeley	08) J.C. Watts, Jr.
04) Don DeFosset	09) Helge H. Wehmeier
05) William H. Fike
Vote on Proposals
				FOR	AGAINST	ABSTAIN
2. RATIFICATION OF SELECTION OF INDEPENDENT ACCOUNTANTS				☐	☐	☐

3. APPROVAL OF SHAREHOLDER PROPOSAL REQUESTING TEREX ISSUE ANNUAL SUSTAINABILITYREPORTS				☐	☐	☐

4. Upon such other business as may properly come before the meeting or any adjournments or postponements, hereby revoking any proxy heretofore given.
THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE ELECTION AS DIRECTORS OF THE NAMED NOMINEES AND “FOR” PROPOSAL 2 AND “AGAINST” PROPOSAL 3.
Note:

This proxy must be signed exactly as the name appears hereon. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.

To change the address on your account, please check the box at right and indicate your new address on the reverse side. Please note that changes to the registered name(s) on the account may not be submitted via this method.

☐
HOUSEHOLDING ELECTION- Please indicate if you consent to receive certain future Investor communications in a single package per household.	Yes ☐	No ☐

Signature [PLEASE SIGN WITHIN BOX] Date	Signature (Joint Owners) Date